Exhibit 10.17

EXECUTION COPY

FIRST LIEN CREDIT AGREEMENT

dated as of

June 30, 2006,

among

HAWKEYE INTERMEDIATE, LLC,

THL - HAWKEYE ACQUISITION LLC
(to be merged with and into HAWKEYE RENEWABLES, LLC),

THE LENDERS PARTY HERETO

and

CREDIT SUISSE,

as Administrative Agent and Collateral Agent

CREDIT SUISSE SECURITIES (USA) LLC

and

BANC OF AMERICA SECURITIES LLC,

as Joint Lead Arrangers and Joint Bookrunners

and

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Joint Bookrunner

i

Schedule 1.01(a)	-	Subsidiary Guarantors
Schedule 1.01(b)	-	Mortgaged Property
Schedule 1.01(c)	-	Disqualified Institutions
Schedule 2.01	-	Lenders and Commitments
Schedule 3.08	-	Subsidiaries
Schedule 3.09	-	Litigation
Schedule 3.17(a)	-	UCC Filing Offices
Schedule 3.17(c)	-	Mortgage Filing Offices
Schedule 3.18(a)	-	Owned Real Property
Schedule 3.18(b)	-	Leased Real Property
Schedule 4.02(a)	-	Local Counsel
Schedule 6.01	-	Existing Indebtedness
Schedule 6.02	-	Existing Liens

EXHIBITS

Exhibit A	-	Form of Administrative Questionnaire
Exhibit B	-	Form of Assignment and Acceptance
Exhibit C	-	Form of Borrowing Request
Exhibit D	-	Form of First Lien Guarantee and Collateral Agreement
Exhibit E	-	Form of Intercreditor Agreement
Exhibit F	-	Form of First Lien Mortgage
Exhibit G	-	Form of Non-Bank Certificate
Exhibit H-1	-	Form of First Lien Trademark Security Agreement
Exhibit H-2	-	Form of First Lien Patent Security Agreement
Exhibit H-3	-	Form of First Lien Copyright Security Agreement

FIRST LIEN CREDIT AGREEMENT dated as of June 30, 2006 (this “Agreement”), among HAWKEYE INTERMEDIATE, LLC, a Delaware limited liability company, THL - HAWKEYE ACQUISITION LLC, a Delaware limited liability company (“Merger Sub”) to be merged with and into HAWKEYE RENEWABLES, LLC, a Delaware limited liability company (the “Company”), the LENDERS (as defined herein), and CREDIT SUISSE, as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders.

RECITALS

A.            Pursuant to the Purchase Agreement (such term and each other capitalized term used but not defined in these recitals having the meaning set forth in Article I) (a) Hawkeye Holdings, L.L.C. (the “Seller”) will contribute 100% of the membership interests of the Company to Holdings (which Equity Interests shall be Qualified Capital Stock or shall have terms reasonably acceptable to the Arrangers), (b) certain affiliates of Thomas H. Lee Partners, L.P. and certain other investors (collectively, the “Investors”) will acquire, for cash consideration, directly or indirectly, approximately 80% of the Equity Interests in Holdings from the Seller (the “Acquisition”) with the Seller retaining the remaining approximately 20% of the Equity Interests in Holdings and (c) Merger Sub will be merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Holdings.

B.            The Borrower has requested (a) the Lenders to extend credit in the form of (i) Term Loans on the Closing Date, in an aggregate principal amount not in excess of $500,000,000, (ii) Revolving Loans at any time and from time to time prior to the Revolving Credit Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $50,000,000, (b) the Swingline Lender to extend credit in the form of Swingline Loans, in an aggregate principal amount at any time outstanding not in excess of $10,000,000 and (c) the Issuing Bank to issue Letters of Credit, in an aggregate face amount at any time outstanding not in excess of $20,000,000.

C.            The Lenders are willing to extend such credit to the Borrower and the Issuing Bank is willing to issue Letters of Credit for the account of the Borrower, in each case on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” shall have the meaning assigned to such term in the recitals.

“Additional Lender” has the meaning set forth in Section 2.24(a).

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves.

“Administration Fees” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Agent” shall have the meaning assigned to such term in the preamble.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that no Lender (nor any of its Affiliates) shall be deemed to be an Affiliate of Holdings, the Borrower or any of their Subsidiaries as a result of the Lenders and their Affiliates holding in the aggregate, directly or indirectly, 20% or less of the Equity Interests of Holdings.

“Aggregate Revolving Credit Exposure” shall mean the aggregate amount of the Lenders’ Revolving Credit Exposures.

“Agreement” shall have the meaning assigned to such term in the preamble.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be.

“Applicable Percentage” shall mean, for any day, (a) with respect to any Eurodollar Term Loan, 4.00%, (b) with respect to any ABR Term Loan, 3.00%, (c) with respect to any Swingline Loan, the applicable percentage set forth below under the caption “ABR Spread”, (d) with respect to any Eurodollar Revolving Loan or ABR Revolving Loan, the applicable percentage set forth below under the caption “Eurodollar Spread” or “ABR Spread”, and (e) with respect to the Commitment Fee, the applicable percentage set forth below under the caption “Fee Percentage”, as the case may be (in the case of clauses (c), (d) and (e) above, based upon the Total Leverage Ratio as of the relevant date of determination):

Total Leverage Ratio	Eurodollar Spread	ABR Spread	Fee Percentage
Category 1 Greater than 3.25 to 1.00	4.00%	3.00%	0.500%

Category 2 Less than or equal to 3.25 to 1.00	3.75%	2.75%	0.375%

Each change in the Applicable Percentage resulting from a change in the Total Leverage Ratio shall be effective with respect to all Revolving Credit Commitments, Revolving Loans, Swingline Loans and Letters of Credit outstanding on and after the date of delivery to the Administrative Agent of the financial statements required by Section 5.04(a) or (b) and certificates required by Section 5.04(c) indicating such change until and including the date immediately preceding the next date of delivery of such financial statements and certificates indicating another such change. Notwithstanding the foregoing, until Holdings shall have delivered the financial statements required by Section 5.04(a) or (b) and the certificate required by Section 5.04(c) covering a period that includes the first fiscal quarter of Holdings ended after the Closing Date, the Total Leverage Ratio shall be deemed to be in Category 1 for purposes of determining the Applicable Percentage. In addition, (a) at any time during which Holdings has failed to deliver the financial statements required by Section 5.04(a) or (b) or the certificates required by Section 5.04(c) by the date required thereunder, or (b) at any time after the occurrence and during the continuance of an Event of Default, the Total Leverage Ratio shall be deemed to be in Category 1 for the purposes of determining the Applicable Percentage.

“Arrangers” shall mean Credit Suisse Securities (USA) LLC and Banc of America Securities LLC in their capacity as joint lead arrangers for the Credit Facilities.

“Asset Sale” shall mean the sale, transfer or other disposition (by way of merger, casualty, condemnation or otherwise) by the Borrower or any of the Subsidiaries to any person other than the Borrower or any Subsidiary of (a) any Equity Interests of any of the Subsidiaries or (b) any other assets of the Borrower or any of the Subsidiaries.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, substantially in the form of Exhibit B or such other form as shall be reasonably approved by the Administrative Agent.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall mean (a) prior to the consummation of the Merger, Merger Sub, and (b) upon and after consummation of the Merger, the Company as the surviving entity of the Merger.

“Borrowing” shall mean (a) Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are generally authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan (including with respect to all notices and determinations in connection therewith and any payments of principal, interest or other amounts thereon), the term “Business Day” shall also exclude any day on which banks are generally not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” shall mean, for any period, the additions to property, plant and equipment and other capital expenditures of Holdings and its Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of Holdings; provided, that Capital Expenditures shall not include any such expenditures which constitute (a) a Permitted Acquisition, (b) to the extent permitted by this Agreement, a reinvestment of the Net Cash Proceeds of any Asset Sale in accordance with Section 2.13(b), (c) expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Borrower and the Subsidiaries, (d) interest capitalized during such period, (e) expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party and for which none of the Borrower or any of its Subsidiaries has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period), (f) the book value of any asset owned by such person prior to or during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided, that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired, and (g) the purchase price of property purchased during such period to the extent the consideration therefor consists of any combination of (i) used or surplus property traded in at the time of such purchase and (ii) the proceeds of a concurrent sale of used or surplus property, in each case, in the ordinary course of business.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CECF Percentage” shall mean, with respect to any date, 0%; provided, however, if the Total Leverage Ratio as of the end of last fiscal quarter for which financial statements have been delivered is less than 3.50 to 1.00, then the CECF Percentage with respect to such date shall mean 25%; provided, further, however, that if the Total Leverage Ratio as of the end of last fiscal quarter for which financial statements have been delivered is less than 3.00, to 1.00, then the CECF percentage with respect to such date shall mean 50%.

A “Change in Control” shall be deemed to have occurred if:

(a)           the Permitted Investors cease to have the power, directly or indirectly, to vote or direct the voting of Equity Interests of Holdings representing a majority of the ordinary voting power for the election of directors (or equivalent governing body) of Holdings; provided, that the occurrence of the foregoing event shall not be deemed a Change of Control if,

(i)            any time prior to the consummation of a Qualified Public Offering, and for any reason whatsoever, (A) the Permitted Investors otherwise have the right, directly or indirectly, to designate (and do so designate) a majority of the board of directors of Holdings or (B) the Permitted Investors own, directly or indirectly, of record and beneficially an amount of Equity Interests of Holdings having ordinary voting power that is equal to or more than 50% of the amount of Equity Interests of Holdings having ordinary voting power owned, directly or indirectly, by the Permitted Investors of record and beneficially as of the Closing Date (determined by taking into account any stock splits, stock dividends or other events subsequent to the Closing Date that changed the amount of Equity Interests, but not the percentage of Equity Interests, held by the Permitted Investors) and such ownership by the Permitted Investors represents the largest single block of Equity Interests of Holdings having ordinary voting power held by any person or related group for purposes of Section 13(d) of the Securities Exchange Act of 1934, or

(ii)           at any time after the consummation of a Qualified Public Offering, and for any reason whatsoever, (A) no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 as in effect on the date hereof, but excluding any employee benefit plan of such person and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), excluding the Permitted Investors, shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of more than the greater of (x) 35% of outstanding Equity Interests of Holdings having ordinary voting power and (y) the percentage of the then outstanding Equity Interests of Holdings having ordinary voting power owned, directly or indirectly, beneficially and of record by the Permitted Investors, and (B) during each period of twelve consecutive months, a majority of the board of directors of Holdings shall consist of the Continuing Directors; or

(b)           any change in control (or similar event, however denominated) with respect to Holdings, the Borrower or any Subsidiary shall occur under and as defined in the Second Lien Credit Agreement or in respect of Material Indebtedness of Holdings, the Borrower or any Subsidiary; or

(c)           Holdings shall directly own, beneficially and of record, less than 100% of the issued and outstanding Equity Interests of the Borrower.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans or Swingline Loans, and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, Term Loan Commitment or Swingline Commitment.

“Closing Date” shall mean June 30, 2006.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any legislation successor thereto.

“Collateral” shall mean all property and assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document, and shall include the Mortgaged Properties.

“Collateral Agent” shall have the meaning assigned to such term in the preamble.

“Commitments” shall mean the Revolving Credit Commitments, Term Loan Commitments and Swingline Commitment.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Company” shall have the meaning assigned to such term in the preamble.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum dated June 2006, relating to the syndication of the Credit Facilities.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus

(a)           without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of

(i)            consolidated interest expense for such period,

(ii)           consolidated income, franchise or similar tax expense for such period,

(iii)          foreign currency translation gain or loss,

(iv)          all amounts attributable to depreciation and amortization for such period,

(v)           fees and expenses incurred in connection with the Transactions, any Investment permitted under Section 6.04, the issuance of Equity Interests or Indebtedness or any exchange, refinancing or other early extinguishment of Indebtedness permitted by this Agreement (in each case, whether or not consummated),

(vi)          any non-cash charges, including those resulting from any amortization, write-up, write-down or write-off of assets with respect to assets revalued upon the application of purchase accounting (including tangible and intangible assets, goodwill, deferred financing costs and inventory (including any adjustment reflected in the “cost of goods sold” or similar line item of the financial statements)) in connection with the Transactions, Permitted Acquisitions or any merger, consolidation or similar transaction not prohibited by this Agreement, but excluding the write-down of current assets in the ordinary course of business,

(vii)         letter of credit fees,

(viii)        non-recurring or unusual cash charges (including startup costs) for such period in an amount not to exceed $3,500,000,

(ix)           to the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with a Permitted Acquisition,

(x)            to the extent covered by insurance, expenses with respect to liability or casualty events, business interruption or product recalls,

(xi)           management fees permitted under Section 6.07,

(xii)          any unrealized losses on Hedging Agreements; and

(xiii)         if applicable, the Cure Amount in accordance with Article VII,

minus (b) without duplication, the sum of

(i)            all cash payments made during such period on account of non-cash charges added to Consolidated Net Income (except as set forth in clause (a)(viii) above) in a previous period,

(ii)           any Restricted Payments made by Holdings to Parent pursuant to Section 6.06(a)(viii) (A), (F) and (G),

(iii)          non-recurring or unusual gains for such period to the extent added in determining Consolidated Net Income, and

(iv)          any unrealized gains on Hedging Agreements;

provided, however, that for the purposes of determining the Total Leverage Ratio, (A) there shall be included in determining Consolidated EBITDA for any period, without duplication, the Consolidated EBITDA of any person, line of business or facility acquired (other than in the ordinary course of business) by the Borrower or any of its Subsidiaries during such period on a Pro Forma Basis, and (B) there shall be excluded in determining Consolidated EBITDA for any period, without duplication, the Consolidated EBITDA of any person, line of business or facility that is the subject of an Asset Sale by the Borrower or any of its Subsidiaries during such period on a Pro Forma Basis.

For purposes of determining the Interest Coverage Ratio, the Total Leverage Ratio and any Pro Forma Basis calculations required by this Agreement, Consolidated EBITDA of Holdings will be deemed to be equal to (i) for the fiscal quarter ended on September 30, 2005, $45.7 million, (ii) for the fiscal quarter ended on December 31, 2005, $45.7 million, (iii) for the fiscal quarter ended on March 31, 2006, $45.7 million, and (iv) for the fiscal quarter ended June 30, 2006, $45.7 million.

“Consolidated Interest Expense” shall mean, for any period with respect to any person (a) the interest expense payable in cash for such period, determined on a consolidated basis in accordance with GAAP (including imputed interest expense in respect of Capital Lease Obligations and Synthetic Lease Obligations but excluding (i) fees and expenses associated with the consummation of the Transactions, (ii) annual agency fees paid to the Administrative Agent, and (iii) fees and expenses associated with any Investment permitted by Section 6.04, issuance of Indebtedness or Equity Interests, whether or not consummated minus (b) interest income earned during such period which is paid or payable in cash. For purposes of the foregoing, (A) interest expense shall be determined after giving effect to any accruals during such period by such person with respect to interest rate Hedging Agreements that represent amounts that are paid or payable or receivable in cash and (B) Consolidated Interest Expense shall exclude upfront costs associated with any Hedging Agreement.

“Consolidated Net Income” shall mean, for any period with respect to any person, the net income or loss of such person for such period determined on a consolidated basis in accordance with GAAP; provided, that there shall be excluded (without duplication):

(a)           the income of any Subsidiary (other than a Loan Party) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary,

(b)           the income or loss of any person accrued prior to the date (i) it becomes a Subsidiary or is merged into or consolidated with such person or (ii) its assets are acquired by such person or its Subsidiaries,

(c)           the income or loss in respect of any Investment in a joint venture (other than a Subsidiary) except to the extent of the amount of dividends or other distributions actually paid to such person during such period,

(d)           after-tax gains and losses realized upon the sale or other disposition of any property that is sold or otherwise disposed of other than in the ordinary course of business, and

(e)           extraordinary, gains, losses or charges.

“Continuing Directors” means the directors of Holdings on the Closing Date, as elected or appointed after giving effect to the Acquisition and the other transactions contemplated hereby, and each other director, if, in each case, such other director’s nomination for election to the board of directors of Holdings is recommended by a majority of the then Continuing Directors or such other director receives the vote of the Permitted Investors in his or her election by the stockholders of Holdings.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Corporate Taxpayer” shall mean a standalone corporation that is the “common parent” of a consolidated, combined, unitary or other similar (as the case may be) Tax group that includes the Borrower and the Subsidiaries.

“Credit Event” shall have the meaning assigned to such term in Section 4.01.

“Credit Facilities” shall mean the revolving credit, swingline, letter of credit and term loan facilities provided for by this Agreement.

“Credit Increase” has the meaning set forth in Section 2.24(a).

“Cumulative Excess Cash Flow” as of any date, an amount equal to the excess, if any, of (a) the sum of Excess Cash Flow for each fiscal year of Holdings ended on or after December 31, 2007 and prior to such date for which audited financial statements have been delivered pursuant to Section 5.04 over (b) the aggregate principal amount of all optional prepayments of Term Loans and Revolving Loans (to the extent accompanied by a permanent reduction of the Revolving Credit Commitments) made during such fiscal year; provided, that the excess of (a) over (b) shall not be less than zero for any fiscal year.

“Cure Amount” shall have the meaning assigned to such term in Article VII.

“Cure Right” shall have the meaning assigned to such term in Article VII.

“Current Assets” shall mean, at any time, the consolidated current assets (other than cash, Permitted Investments) of Holdings, the Borrower and the Subsidiaries.

“Current Liabilities” shall mean, at any time, the consolidated current liabilities of Holdings, the Borrower and the Subsidiaries at such time, but excluding, without duplication, (a) the current portion of any long term Indebtedness and (b) outstanding Revolving Loans and Swingline Loans.

“Declined Proceeds” shall have the meaning assigned to such term in Section 2.13(f).

“Default” shall mean any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender that (a) has failed to fund any portion of the Revolving Loans, Term Loans or participations in the L/C Exposure required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or (c) is insolvent or is the subject of a bankruptcy or insolvency proceeding.

“Disqualified Institutions” shall mean those institutions set forth on Schedule 1.01(c) hereto.

“Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the date which is ninety-one (91) days after the Term Loan

Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) Indebtedness or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the date which is ninety-one (91) days after the Term Loan Maturity Date.

“dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiaries” shall mean all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“ECF Percentage” shall mean, with respect to any fiscal year, 50%; provided, however, if the Total Leverage Ratio as of the end of a fiscal year is less than 2.00 to 1.00, then the ECF Percentage with respect to such fiscal year shall mean 25%.

“Environmental Laws” shall mean all applicable Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and agreements having the force and effect of law in each case, relating to protection of the environment, natural resources, or to human health and safety as it relates to Hazardous Materials exposure, the presence or Release of Hazardous Materials in the environment, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Contribution” shall mean the cash amounts contributed by the Investors towards the payment of the purchase price for the Acquisition.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (e) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (g) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the occurrence of a “prohibited transaction” (within the meaning of Section 4975 of the Code) with respect to which the Borrower or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such Subsidiary could otherwise be liable; or (i) any other extraordinary event or condition with respect to a Plan or Multiemployer Plan (other than liabilities arising under clauses (a) through (h) above and any liabilities for routine plan contributions and claims for benefits) that could result in liability of the Borrower or any Subsidiary.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” shall have the meaning assigned to such term in Article VII.

“Excess Cash Flow” shall mean, for any fiscal year of Holdings, the excess of:

(a)           the sum, without duplication, of

(i)            Consolidated EBITDA for such fiscal year,

(ii)           reductions to noncash working capital of Holdings and its Subsidiaries for such fiscal year (i.e., the decrease, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year),

(iii)          foreign currency translation gains received in cash, to the extent not otherwise included in calculating Consolidated EBITDA, and

(iv)          extraordinary, unusual or nonrecurring cash gains (other than gains on Asset Sales), to the extent not otherwise included in calculating Consolidated EBITDA, minus

(b)           the sum, without duplication, of

(i)            the amount of any taxes payable in cash by Holdings and its Subsidiaries with respect to such fiscal year (to the extent not otherwise deducted in calculating Consolidated EBITDA),

(ii)           consolidated interest expense for such fiscal year, to the extent payable in cash and not otherwise deducted in calculating Consolidated EBITDA,

(iii)          foreign currency translation losses payable in cash, to the extent not otherwise deducted in calculating Consolidated EBITDA,

(iv)          Capital Expenditures made in cash in accordance with Section 6.10 during such fiscal year, except to the extent financed with the proceeds of long-term Indebtedness,

(v)           permanent repayments of long-term Indebtedness (other than Loans but including Capital Lease Obligations) made by the Borrower and the Subsidiaries during such fiscal year, but only to the extent that such repayments (A) by their terms cannot be reborrowed or redrawn and (B) are not financed with the proceeds of long-term Indebtedness,

(vi)          additions to noncash working capital for such fiscal year (i.e., the increase, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year),

(vii)         Tax Distributions and Specified Tax Payments paid during such fiscal year, to the extent not otherwise deducted in calculating Consolidated EBITDA,

(viii)        Restricted Payments made by Holdings under Section 6.06(a)(viii) (other than clause (C) thereof)

(ix)           letter of credit fees, to the extent not otherwise deducted in calculating Consolidated EBITDA,

(x)            extraordinary, unusual or nonrecurring cash charges, to the extent not otherwise deducted in calculating Consolidated EBITDA,

(xi)           fees and expenses incurred in connection with the Transactions, any Investment permitted under Section 6.04, the issuance of Equity Interests or Indebtedness or any exchange, refinancing or other early extinguishment of Indebtedness permitted by this Agreement (in each case, whether or not consummated),

(xii)          cash charges added to Consolidated EBITDA pursuant to clause (a)(viii) thereof,

(xiii)         management fees permitted by Section 6.07, to the extent not otherwise deducted in calculating Consolidated EBITDA,

(xiv)        cash used to consummate a Permitted Acquisition (including, without duplication, cash used to make a Restricted Payment under Section 6.06(a)(viii)(C)) except to the extent financed with the proceeds of long-term Indebtedness,

(xv)         cash used to make Investments pursuant to Section 6.04(o), except to the extent financed with the proceeds of the issuance of Equity Interests or Cumulative Excess Cash Flow,

(xvi)        cash expenditures in respect of Hedging Agreements, to the extent not otherwise deducted in calculating Consolidated EBITDA,

(xvii)       Cure Amount, if any, and

(xviii)      to the extent added to Consolidated Net Income, cash losses from any sale or disposition outside the ordinary course of business.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income or any similar taxes as a result of a present or former connection between such recipient and the jurisdiction imposing such tax (or any political subdivision thereof), other than any such connection arising solely from such recipient having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.21(a)), any withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.20(e) without regard to the proviso of the first sentence or the last sentence therein, except in the case of clause (i) to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.20(a).

“Existing Debt” shall mean (a) all Indebtedness under the Credit Agreement dated as of February 24, 2005, as amended, among the Company, the Seller, the lenders party thereto, and Credit Suisse and (b) certain existing indebtedness of the Seller in an aggregate outstanding principal amount of approximately $53,700,000.

“Existing Letters of Credit” shall mean all letters of credit issued and outstanding on the Closing Date under the Credit Agreement dated as of February 24, 2005, as amended, among the Company, the Seller, the lenders party thereto, and Credit Suisse.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the Second Amended and Restated Fee Letter, dated June 13, 2006, among the Borrower, Credit Suisse, Bank of America, N.A., Goldman Sachs Credit Partners, L.P., Morgan Stanley Senior Funding, Inc., Morgan Stanley & Co. Incorporated and the Arrangers.

“Fees” shall mean the Commitment Fees, the Administration Fees, the L/C Participation Fees and the Issuing Bank Fees.

“Financial Officer” of any person shall mean the chief executive officer, chief financial officer, any vice president, principal accounting officer, treasurer, assistant treasurer or controller of such person.

“Foreign Lender” shall mean any Lender that is organized under or whose primary lending office is subject to the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Authority” shall mean the government of the United States of America or any other nation, any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).

“Guarantee” of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease (including pursuant to Synthetic Lease Obligations, if applicable) property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing person in good faith.

“Guarantee and Collateral Agreement” shall mean the First Lien Guarantee and Collateral Agreement, substantially in the form of Exhibit D, among the Loan Parties party thereto and the Collateral Agent for the benefit of the Secured Parties.

“Guarantors” shall mean Holdings and the Subsidiary Guarantors.

“Hazardous Materials” shall mean any petroleum (including crude oil or fraction thereof) or petroleum products or byproducts, or any pollutant, contaminant, or hazardous or toxic substances, materials or wastes defined, or regulated as such by, or pursuant to, any Environmental Law, or which require removal, remediation or reporting under any Environmental Law, including asbestos, or asbestos containing material, radioactive material, polychlorinated biphenyls and urea formaldehyde insulation.

“Hedging Agreement” shall mean any agreement with respect to any swap, forward, future, cap, collar, floor or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, fuel or other commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, however, that no phantom stock or similar plan providing for payments and on account of services provided by current or former directors, officers, members of management, employees or consultants of Holdings, the Borrower or any Subsidiary shall be a Hedging Agreement.

“Holdings” shall mean Hawkeye Intermediate, LLC.

“Incremental Amendment” has the meaning set forth in Section 2.24(b).

“Incremental Facility Closing Date” has the meaning set forth in Section 2.24(a).

“Incremental Term Loans” has the meaning set forth in Section 2.24(b).

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding (i) trade accounts payable and accrued obligations incurred in the ordinary course of business and (ii) any earn-out obligation until such obligation appears in the liabilities section of the balance sheet of such person, (iii) any earn-out obligation that appears in the liabilities section of the balance sheet to the extent (A) such person is indemnified for the payment thereof by a solvent person reasonably acceptable to the Administrative Agent or (B) amounts applied to the payment therefor are in escrow), (e) all Indebtedness of others secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (f) all Guarantees by such person of Indebtedness of others, (g) all Capital Lease Obligations of such person, (h) all obligations of such person as an account party in respect of letters of credit or letters of guaranty and (i) all obligations of such person in respect of bankers’ acceptances. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner to the extent such person is liable therefor as a result of such person’s ownership interest in, or other relationship with, such other person, except to the extent the terms of such Indebtedness provide that such person is not liable therefor. The amount of Indebtedness of any person under clause (e) above shall be deemed to equal the lesser of (x) the aggregate unpaid amount of such Indebtedness secured by such Lien and (y) the fair market value of the property encumbered thereby as determined by such person in good faith.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes and Other Taxes.

“Intellectual Property Security Agreement” shall mean any of the following agreements executed on or after the Closing Date (a) a First Lien Trademark Security Agreement substantially in the form of Exhibit H-1, (b) a First Lien Patent Security Agreement substantially in the form of Exhibit H-2 or (c) a First Lien Copyright Security Agreement substantially in the form of Exhibit H-3.

“Intercreditor Agreement” shall mean the Intercreditor Agreement, substantially in the form of Exhibit E, among the Borrower, Holdings, the Subsidiaries of the Borrower from time to time party thereto, the Collateral Agent and the Collateral Agent (under and as defined in the Second Lien Credit Agreement).

“Interest Coverage Ratio” shall mean, with respect to Holdings and its Subsidiaries as of the end of any fiscal quarter of Holdings for the four fiscal quarters then ended, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period. For purposes of determining the Interest Coverage Ratio for the period of four consecutive quarters ended on September 30, 2006,

December 31, 2006 and March 31, 2007, Consolidated Interest Expense shall be deemed to be equal to (i) the Consolidated Interest Expense for the fiscal quarter ended on or about September 30, 2006, multiplied by 4, (ii) the Consolidated Interest Expense for the two consecutive fiscal quarters ended on or about December 31, 2006, multiplied by 2 and (iii) the Consolidated Interest Expense for the three consecutive fiscal quarters ended on or about March 31, 2007, multiplied by 4/3, respectively.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan (including any Swingline Loan), the last day of each March, June, September and December, commencing with September 30, 2006, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 (or 9 or 12, if agreed to or available to all of the participating Lenders) months thereafter, as the Borrower may elect; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investments” shall have the meaning assigned to such term in Section 6.04.

“Investors” shall have the meaning assigned to such term in the recitals.

“Issuing Bank” shall mean, as the context may require, (a) Credit Suisse, acting through any of its Affiliates or branches, in its capacity as the issuer of Letters of Credit hereunder, and (b) any other Lender that may become an Issuing Bank pursuant to Section 2.23(i) or 2.23(k), with respect to Letters of Credit issued by such Lender. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.05(c).

“L/C Backstop” shall mean, in respect of any Letter of Credit, (a) a letter of credit delivered to the Issuing Bank which may be drawn by the Issuing Bank to satisfy any obligations of the Borrower in respect of such Letter of Credit, which letter of credit shall be in an amount equal to 104.0% of the amount of such Letter of Credit and shall be issued by a bank reasonably satisfactory to, and shall be in form and substance reasonably satisfactory to, the Issuing Bank or (b) cash or Permitted Investments deposited with the Issuing Bank to satisfy any obligation of the Borrower in respect of such Letter of Credit, in an amount equal to 104.0% of the amount of such Letter of Credit.

“L/C Commitment” shall mean the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.23.

“L/C Fee Payment Date” shall have the meaning assigned to such term in Section 2.05(c).

“L/C Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.

“L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate principal amount of all L/C Disbursements that have not yet been reimbursed at such time. The L/C Exposure of any Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate L/C Exposure at such time.

“L/C Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).

“Lenders” shall mean (a) the persons listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any person that has become a party hereto pursuant to an Assignment and Acceptance. Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender.

“Letter of Credit” shall mean any letter of credit issued (or, in the case of an Existing Letter of Credit, deemed issued) pursuant to Section 2.23.

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by Reuters) for a period equal to such Interest Period; provided, that to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, encumbrance, collateral assignment, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” shall mean this Agreement, the Security Documents and the promissory notes, if any, executed and delivered pursuant to Section 2.04(e).

“Loan Parties” shall mean the Borrower and the Guarantors.

“Loans” shall mean the Revolving Loans, the Term Loans and the Swingline Loans.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, assets, operations or financial condition of Holdings and its Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform any of their material obligations under any Loan Documents or (c) a material adverse effect on any material rights or remedies available to the Lenders under any Loan Document taken as a whole.

“Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of Holdings and its Subsidiaries in an aggregate principal amount exceeding $20,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Holdings, the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Merger” shall mean the merger of Merger Sub with and into the Company, with the Company as the surviving entity of such merger.

“Merger Sub” shall have the meaning assigned to such term in the preamble.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgaged Properties” shall mean, initially, the fee owned real properties of the Loan Parties specified on Schedule 1.01(b), and shall include each other parcel of fee owned real property and improvements thereto with respect to which a Mortgage is granted to secure the Obligations.

“Mortgages” shall mean the mortgages, deeds of trust and other security documents granting a Lien on any fee owned real property or interest therein to secure the Obligations, each substantially in the form of Exhibit F or such other form as shall be reasonably approved by the Collateral Agent.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean (a) with respect to any Asset Sale, the proceeds thereof in the form of cash and Permitted Investments (including any such proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) out-of-pocket expenses (including reasonable and customary broker’s fees or commissions, investment banking fees, consultant fees, legal fees, survey costs, title insurance premiums, and related search and recording charges, transfer, recording and similar taxes incurred by Holdings and the Subsidiaries in connection therewith and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale) incurred in connection with such Asset Sale (including, in the case of any Asset Sale in respect of property of any Foreign Subsidiary, taxes payable upon the repatriation of any such proceeds), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided, that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness which is secured by the asset sold and which is repaid (other than (A) any such Indebtedness assumed or repaid by the purchaser and (B) Indebtedness hereunder or under the Second Lien Credit Agreement); and (b) with respect to any incurrence of Indebtedness or issuance of any Equity Interests, the cash proceeds thereof, net of all taxes (including, in the case of such Indebtedness incurred, or Equity Interests issued, by a Foreign Subsidiary, taxes payable upon the repatriation of any such proceeds) and customary fees, commissions, costs and other expenses incurred by Holdings, the Borrower and the Subsidiaries in connection therewith.

“Not Otherwise Applied” means, with reference to any amount of Net Cash Proceeds of any transaction or event or of Cumulative Excess Cash Flow, that such amount was not (a) required to be applied to prepay the Loans pursuant to Section 2.13, or the “Loans” pursuant to and as defined in the Second Lien Credit Agreement and (b) previously applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was (or may have been or concurrently will be) contingent on receipt of such amount or utilization of such amount for a specified purpose.

“Obligations” shall mean all obligations defined as “Obligations” in the Guarantee and Collateral Agreement and the other Security Documents.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Parent” shall mean a person formed for the purpose of owning all of the Equity Interests, directly or indirectly, of Holdings; provided, however, that any such person shall cease to be the “Parent” at any time that it owns, directly or indirectly, less than all of the Equity Interests of Holdings.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Acquisition” shall mean any acquisition by the Borrower or any Subsidiary (or Holdings so long as Holdings complies with Section 6.06(a)(viii)(C)) of all or substantially all the assets of, or all the Equity Interests in, a Person or division or line of business of a Person if, immediately after giving effect thereto, (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) each Subsidiary formed for purposes of or resulting from such acquisition shall be a Domestic Subsidiary, (c) all of the Equity Interests of each Subsidiary formed for the purpose of or resulting from such acquisition shall be owned directly by the Borrower or a Subsidiary and all actions required to be taken with respect to each such acquired or newly formed Subsidiary under Sections 5.09 have been taken, (d) Holdings, the Borrower and the Subsidiaries are in compliance, on a pro forma basis after giving effect to such acquisition with the covenants contained in Sections 6.11 and 6.12 recomputed as at the last day of the most recently ended fiscal quarter of Holdings for which financial statements are available, as if such acquisition had occurred on the first day of each relevant period for testing such compliance and (e) the Borrower has delivered to the Administrative Agent a certificate of a Responsible Officer to the effect set forth in clauses (a), (b), (c) and (d) above, together with all relevant financial information for the Person or assets to be acquired and reasonably detailed calculations demonstrating satisfaction of the requirement set forth in clause (d) above.

“Permitted Investments” shall mean:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;

(e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above;

(f) investments in so-called “auction rate” securities rated AAA or higher by S&P or Aaa or higher by Moody’s and which have a reset date not more than 90 days from the date of acquisition thereof; and

(g) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Permitted Investors” shall mean (a) the Sponsor and (b) the members of management of the Parent, Holdings and its Subsidiaries who are investors, directly or indirectly, in the Parent or Holdings (collectively, the “Management Investors”); provided, however, that for purposes of the definition of “Change in Control”, if the portion of the Equity Interests of Holdings having ordinary voting power (within the meaning of such definition) allocable to Management Investors at any time exceeds, in the aggregate, 35% of the total amount of all such Equity Interests at such time, then the Permitted Investors shall be deemed not to own or have the power to vote or direct the voting of the amount of such excess.

“Permitted Project Debt” shall mean Indebtedness of a Project Subsidiary incurred to finance the acquisition of property relating to and the construction, start up and operation of an ethanol plant owned by such Project Subsidiary; provided, that (a) such Indebtedness is not Guaranteed by Holdings, the Borrower or any other Subsidiary; (b) such Indebtedness is not secured by a Lien on any assets of Holdings, the Borrower or any other Subsidiary; (c) both immediately prior and after giving effect to any incurrence of such Indebtedness, (1) no Default shall exist or result therefrom and (2) Holdings and its Subsidiaries will be in Pro Forma Compliance with the covenants set forth in Sections 6.11 and 6.12; and (d) all incurrences of Permitted Project Debt, in the aggregate, may fund the construction, start up or operation of no more than two ethanol plants.

“Permitted Refinancing” shall mean Indebtedness of Holdings, the Borrower or any Subsidiary issued or incurred (including by means of the extension or renewal of existing Indebtedness) to refinance, refund, extend, renew or replace existing Indebtedness (“Refinanced Indebtedness”); provided, that (a) the principal amount (or, if incurred with original issue discount, the aggregate accreted value) of such refinancing, refunding, extending, renewing or replacing Indebtedness (the “New Indebtedness”) is not greater than the principal amount of such Refinanced Indebtedness plus the amount of any premiums or penalties and accrued and unpaid interest paid thereon and reasonable fees and expenses, in each case associated with such refinancing, refunding, extension, renewal or replacement (or, to the extent such principal amount is greater, the excess is otherwise permitted by Section 6.01 and shall not constitute Permitted Refinancing Indebtedness), (b) if such Refinanced Indebtedness is Permitted Senior Debt, Permitted Subordinated Debt, Indebtedness under the Second Lien Credit Agreement or any other Indebtedness that is Material Indebtedness (or a Permitted Refinancing thereof), such New Indebtedness has a final maturity that is no sooner than the final maturity of, and a weighted average life to maturity that is not earlier than the remaining weighted average life of, such Refinanced Indebtedness, (c) if such Refinanced Indebtedness or any Guarantees thereof are subordinated to the Obligations, such New Indebtedness and any Guarantees thereof remain so subordinated on terms no less favorable to the Lenders, (d) the obligors in respect of such Refinanced Indebtedness immediately prior to such refinancing, refunding, extending, renewing or replacing are the only obligors on such New Indebtedness, except to the extent any other person would be permitted to Guarantee such New Indebtedness under Section 6.01 or to make an Investment in, and such new obligor’s obligations in respect of such refinancing is treated as an Investment in, such person pursuant to Section 6.04 and (e) if such Refinanced Indebtedness is Permitted Senior Debt, Permitted Subordinated Debt, Indebtedness under the Second Lien Credit Agreement or any other Indebtedness that is Material Indebtedness (or a Permitted Refinancing thereof), such New Indebtedness contains mandatory redemption (or similar provisions), covenants and events of default which, taken as a whole, are determined in good faith by a Financial Officer of the Borrower to be no less favorable in any material respect to Holdings, the Borrower or the applicable Subsidiary and the Lenders than the mandatory redemption (or similar provisions), covenants and events of default or Guarantees, if any, in respect of such Refinanced Indebtedness; provided, further, however, that Permitted Refinancing shall not include Indebtedness of the Borrower or a Guarantor that refinances, refunds or replaces (i) any Permitted Project Debt or (ii) any other Indebtedness of a Subsidiary (other than a Subsidiary Guarantor) except to the extent the Borrower would be permitted to make an Investment in, and such refinancing is treated as an Investment in, such Subsidiary pursuant to Section 6.04.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 307 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Collateral” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Post-Acquisition Period” shall mean, with respect to any Permitted Acquisition, the period beginning on the date such Permitted Acquisition is consummated and ending on the last day of the sixth full consecutive fiscal quarter immediately following the date on which such Permitted Acquisition is consummated.

“Prepayment Asset Sale” shall mean any Asset Sale, other than an Asset Sale permitted by Section 6.05(b) (other than clause (x) thereof), to the extent that (a) the aggregate Net Cash Proceeds realized in a single transaction or series of related transactions exceed $1,000,000; and (b) the aggregate Net Cash Proceeds of all such Asset Sales during any fiscal year exceed $5,000,000.

“Prime Rate” shall mean the rate of interest per annum announced from time to time by Credit Suisse as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective as of the opening of business on the date such change is announced as being effective. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available.

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” mean, with respect to compliance with any test or covenant hereunder in respect of any Specified Transactions, the following adjustments in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant:  (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of an Asset Sale of all or substantially all of the Equity Interests in any Subsidiary or of any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or investment described in the definition of “Specified Transaction”, shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by the Borrower or any of its Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided, that the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of “Consolidated EBITDA” and may take into account reasonably identifiable and factually supportable cost savings for which the necessary steps have been implemented or are reasonably expected to be implemented within 18 months after the closing of the relevant Specified Transaction.

“Project Subsidiary” shall mean a Subsidiary of the Borrower formed solely for the purpose of acquiring property relating to and the constructing and operating of one or more ethanol plants (but not to exceed two, in the aggregate, for all Project Subsidiaries) financed in whole or in part by Permitted Project Debt.

“Pro Rata Percentage” of any Revolving Credit Lender at any time shall mean the percentage of the Total Revolving Credit Commitment represented by such Lender’s Revolving Credit Commitment. In the event the Revolving Credit Commitments shall have expired or been terminated, the Pro Rata Percentages of any Revolving Credit

Lender shall be determined on the basis of the Revolving Credit Commitments most recently in effect, giving effect to any subsequent assignments.

“Purchase Agreement” shall mean the Membership Interest Purchase Agreement dated as of May 11, 2006, by and among the Seller, the Company, Merger Sub, THL Hawkeye Acquisition Partners, THL Hawkeye Acquisition Partners II and THL Hawkeye Acquisition Partners III.

“Qualified Capital Stock” of any person shall mean any Equity Interest of such person that is not Disqualified Stock.

“Qualified Public Offering” shall mean the initial underwritten public offering of common Equity Interests of either (a) Holdings or (b) Parent pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended, that results in at least $50,000,000 of Net Cash Proceeds to Holdings or Parent.

“Register” shall have the meaning assigned to such term in Section 9.04(d).

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Repayment Date” shall have the meaning given such term in Section 2.11.

“Required Lenders” shall mean, at any time, Lenders having Loans (excluding Swingline Loans), L/C Exposure, Swingline Exposure and unused Revolving Credit Commitments and Term Loan Commitments representing more than 50% of the sum of all Loans outstanding (excluding Swingline Loans), L/C Exposure, Swingline Exposure and unused Revolving Credit Commitments and Term Loan Commitments at such time; provided, that any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings, the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Equity Interests in Holdings, the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in Holdings, the Borrower or any Subsidiary.

“Revolving Commitment Increase” has the meaning set forth in Section 2.24(a).

“Revolving Commitment Increase Lender” has the meaning set forth in Section 2.24(b).

“Revolving Credit Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Credit Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans (and acquire participations in Letters of Credit and Swingline Loans) hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s L/C Exposure, plus the aggregate amount at such time of such Lender’s Swingline Exposure.

“Revolving Credit Lender” shall mean a Lender with a Revolving Credit Commitment or any Revolving Credit Exposure.

“Revolving Credit Maturity Date” shall mean June 30, 2011.

“Revolving Loans” shall mean the revolving loans made by the Lenders to the Borrower pursuant to paragraph (b) of Section 2.01.

“Second Lien Credit Agreement” shall mean the Second Lien Credit Agreement dated as of June 30, 2006, among the Borrower, Holdings, the lenders from time to time party thereto and Credit Suisse, as administrative agent and collateral agent, as amended, restated, supplemented or otherwise modified from time to time.

“Second Lien Guarantee and Collateral Agreement” shall mean the Second Lien Guarantee and Collateral Agreement, among the Borrower, Holdings, the Subsidiaries party thereto and the Collateral Agent, dated the Closing Date.

“Second Priority Lien” shall mean, with respect to any Collateral, the second priority Lien therein created under the “Security Documents” (as defined in the Second Lien Credit Agreement).

“Secured Parties” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Security Documents” shall mean the Mortgages, the Guarantee and Collateral Agreement, the Intercreditor Agreement, the Intellectual Property Security Agreements and each of the other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.09.

“Seller” shall have the meaning assigned to such term in the recitals.

“Solvent” means, with respect to any person, (a) the consolidated fair value of the assets of such person and its Subsidiaries, at a fair valuation, will exceed their consolidated debts and liabilities, subordinated, contingent or otherwise; (b) the consolidated present fair saleable value of the property of such person and its Subsidiaries will be greater than the amount that will be required to pay the probable liability of their consolidated debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) such person and its Subsidiaries will be able to pay their consolidated debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) such person and its Subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged.

“SPC” shall have the meaning assigned to such term in Section 9.04(i).

“S&P” shall mean Standard & Poor’s Ratings Group, Inc.

“Specified Tax Benefits” shall mean tax benefits directly or indirectly attributable to (a) any step-up in the tax basis of any assets of Holdings (or Parent, as applicable) or its Subsidiaries attributable to (i) the consummation of the Transactions; (ii) the consummation of a Qualified Public Offering (including all transactions consummated in connection with such Qualified Public Offering); (iii) the execution of that certain Indemnity Escrow Agreement (the “Escrow Agreement”) by and among Holdings, Hawkeye Holdings, L.L.C., THL Hawkeye Acquisition Partners, THL Hawkeye Acquisition Partners II and THL Hawkeye Acquisition Partners III, dated June 30, 2006; (iv) the execution of that certain Tax Receivable Agreement (the “Tax Receivable Agreement”) to be entered into by and among Parent (if any), Hawkeye Holdings, L.L.C., Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P., Thomas H. Lee Parallel (DT) Fund VI, L.P., Putnam Investment Holdings, LLC, Putnam Investments Employees Security Company III LLC, and THL Coinvestment Partners, L.P.; (v) any payments made pursuant to either the Escrow Agreement or the Tax

Receivable Agreement; and (b) any deductible interest paid by Holdings (or Parent, as applicable) on account of either the Escrow Agreement or the Tax Receivable Agreement.

“Specified Tax Payments” shall mean Restricted Payments or other payments by Parent (if any), Holdings or the Borrower to current or former Affiliates or members of Parent (if any), Holdings (or directors, officers or employees of Parent (if any), Holdings, the Borrower or any Subsidiary or any current or former Affiliate thereof) in respect of any taxable year of Holdings computed as follows: (a) for so long as Holdings is not a Corporate Taxpayer, an amount equal to the excess of (x) the amount of U.S. federal, state and local income taxes that would have been payable by Holdings and its Subsidiaries in respect of such taxable year if Holdings were a Corporate Taxpayer (without taking into account the Specified Tax Benefits) over (y) the amount of Tax Distributions made in respect of such taxable year, and (b) in the event Holdings becomes a Corporate Taxpayer, an amount equal to the excess of (i) the amount U.S. federal, state and local income taxes that would have been payable by Holdings and its Subsidiaries (without taking account the Specified Tax Benefits) over (ii) the actual U.S. federal, state and local income taxes payable by Holdings and its Subsidiaries in respect of such taxable year; provided, however, that (x) the Specified Tax Payments made in any fiscal year of Holdings shall not exceed $20,000,000 and (y) Specified Tax Payments shall not be paid prior to the time such tax period ends and the amount determinable under clauses (a) and (b) is ascertained; provided, further, that for the avoidance of doubt, Specified Tax Payments shall be made quarterly at or about the dates that estimated income tax payments are required to be paid and at or about the time of the filing of the annual income tax return (all as contemplated in the Tax Receivable Agreement).

“Specified Transaction” means, with respect to any period, any Investment, Asset Sale, incurrence or repayment of Indebtedness, Restricted Payment, Incremental Term Loan or Revolving Commitment Increase that by the terms of this Agreement requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis”.

“Sponsor” shall mean Thomas H. Lee Partners L.P. and its Affiliates.

“Sponsor Agreement” shall mean the Management Agreement dated as of June 30, 2006, among Holdings, the Borrower and THL Managers VI, LLC.

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which any Lender (including any branch, Affiliate, or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, Controlled or held by the parent, one or more subsidiaries of the parent or a combination thereof.

“Subsidiary” shall mean any subsidiary of Holdings or the Borrower; provided, that so long as D&W Railroad, LLC is not a wholly owned Subsidiary of Holdings, it shall not be considered a Subsidiary for the purposes of Article VII.

“Subsidiary Guarantor” shall mean each Subsidiary listed on Schedule 1.01(a), and each other Subsidiary that is or becomes a party to the Guarantee and Collateral Agreement, excluding (a) D&W Railroad, LLC, so long as it is not a wholly owned Subsidiary of Holdings, and (b) any Project Subsidiary.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.22, as the same may be reduced from time to time pursuant to Section 2.09.

“Swingline Exposure” shall mean, at any time, the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean Credit Suisse, acting through any of its Affiliates or branches, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” shall mean any loan made by the Swingline Lender pursuant to Section 2.22.

“Synthetic Lease Obligations” shall mean all monetary obligations of a person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of any property (whether real, personal or mixed) creating obligations which do not appear on the balance sheet of such person, but which, upon the insolvency or bankruptcy of such person, would be characterized as Indebtedness of such person (without regard to accounting treatment).

“Tax Distributions” shall mean, so long as Holdings is not a Corporate Taxpayer, Restricted Payments by Holdings in respect of any taxable year in an aggregate amount not exceeding the amount of United States Federal, state and local income taxes (not otherwise paid by Holdings or any of its Subsidiaries) that would have been paid by Holdings and its Subsidiaries in respect of such taxable year if Holdings were a Corporate Taxpayer, taking into account all applicable deductions and tax benefits (including tax benefits that are attributable to Specified Tax Benefits); provided, however, that such

Restricted Payments shall not be paid prior to the time such applicable tax period ends and the amount of such Restricted Payments is ascertained; provided, further, that for the avoidance of doubt, Tax Distributions shall be made quarterly, at or about the dates that estimated income tax payments are required to be paid.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, liabilities or withholdings imposed by any Governmental Authority.

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Lender” shall mean a Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Term Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Term Loan Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Term Loan Maturity Date” shall mean June 30, 2012.

“Term Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to paragraph (a) of Section 2.01.

“Total Debt” shall mean, at any time with respect to any person and its Subsidiaries, the total Indebtedness of such person in respect of borrowed money or Capital Lease Obligations, determined on a consolidated basis, minus the amount of unrestricted cash and Permitted Investments of such person that are not subject to a Lien, other than any Lien in favor of the Secured Parties and the Second Priority Lien.

“Total Leverage Ratio” shall mean, with respect to Holdings and its Subsidiaries as of the end of any fiscal quarter of Holdings, the ratio of Total Debt on such date to Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date.

“Total Revolving Credit Commitment” shall mean, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time. The Total Revolving Credit Commitment as of the Closing Date is $50,000,000.

“Transactions” shall mean, collectively, (a) the execution, delivery and performance by the parties thereto of the Purchase Agreement and the consummation of the transactions contemplated thereby, including the Equity Contribution, the Acquisition, the Merger and the repayment of the Existing Debt, (b) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the execution, delivery and performance by the Loan Parties of the Second Lien Credit Agreement (and the “Loan Documents” as defined therein) and the making of the

Borrowings hereunder and the borrowings thereunder and use of the proceeds thereof, and (c) the payment of related fees and expenses.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean the Adjusted LIBO Rate and the Alternate Base Rate.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction from time to time.

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“wholly owned Subsidiary” of any person shall mean a subsidiary of such person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, Controlled or held by such person or one or more wholly owned Subsidiaries of such person or by such person and one or more wholly owned Subsidiaries of such person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement unless the context shall otherwise require. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document or any other agreement, instrument or document shall mean such document as amended, restated, amended and restated, supplemented or otherwise modified from time to time and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP or the application thereof occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI or any related definition for such purpose), then the Borrower and the Administrative Agent shall negotiate in good faith to amend such covenant and related definitions (subject to the approval of the Required Lenders) to preserve the original intent thereof in light of such changes in GAAP; provided, that the Borrower’s compliance with such covenant shall be determined on the basis of GAAP as applied and in effect immediately before the relevant change in GAAP or the application thereof became effective, until such covenant is amended.

SECTION 1.03. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Credit Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Credit Borrowing”).

SECTION 1.04. Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05. References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to organization documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, amendments and restatements, restatements, supplements and other modifications thereto, but only to the extent that such amendments, amendments and restatements, restatements, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any law, statute, rule or regulation shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.07. Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided, that with respect to any payment of interest on or principal of Eurodollar Rate Loans, if such extension would cause any such payment to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions herein set forth, each Lender agrees, severally and not jointly, (a)  to make a Term Loan to the Borrower on the Closing Date in a principal amount not to exceed its Term Loan Commitment, and (b)  to make Revolving Loans to the Borrower, at any time and from time to time on and after the Closing Date, and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment; provided, however, that the aggregate principal amount of Revolving Loans and Swingline Loans made on the Closing Date shall not exceed $10,000,000. Within the limits set forth in clause (b) of the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Loans. Amounts paid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02. Loans. (a)  Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.02(f) and subject to Section 2.22, the Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $500,000 and not less than $2,000,000 or (ii) equal to the remaining available balance of the applicable Commitments.

(b)   Subject to Sections 2.02(f), 2.08 and 2.15, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than twelve Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c)   Except with respect to Loans deemed made pursuant to Section 2.02(f) and subject to Section 2.22, each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 1:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d)   Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement and (x) Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.02(d) shall cease and (y) if the Borrower pays such amount to the Administrative Agent, the amount so paid shall constitute a repayment of such Borrowing by such amount.

(e)   Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Eurodollar Revolving Credit Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Maturity Date.

(f)   If the Issuing Bank shall not have received from the Borrower the payment required to be made by Section 2.23(e) within the time specified in such Section, the Issuing Bank will promptly notify the Administrative Agent of the L/C Disbursement and the Administrative Agent will promptly notify each Revolving Credit Lender of such L/C Disbursement and its Pro Rata Percentage thereof. Each Revolving Credit Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., New York City time, on such date (or, if such Revolving Credit Lender shall have received such notice later than 12:00 (noon), New York City time, on any day, not later than 10:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of such L/C Disbursement (it being understood that such amount shall be deemed to constitute an ABR Revolving Loan of such Lender and such payment shall be deemed to have reduced the L/C Exposure), and the Administrative Agent will promptly pay to the Issuing Bank amounts so received by it from the Revolving Credit Lenders. The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from the Borrower pursuant to Section 2.23(e) prior to the time that any Revolving Credit Lender makes any payment pursuant to this paragraph (f); any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Revolving Credit Lenders that shall have made such payments and to the Issuing Bank, as their interests may appear. If any Revolving Credit Lender shall not have made its Pro Rata Percentage of such L/C Disbursement available to the Administrative Agent as provided above, such Lender and the Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable to Revolving Loans pursuant to Section 2.06(a), and (ii) in the case of such Lender, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate.

SECTION 2.03. Borrowing Procedure. In order to request a Borrowing (other than a Swingline Loan or a deemed Borrowing pursuant to Section 2.02(f), as to which this Section 2.03 shall not apply), the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before a proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day before a proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable, and shall be confirmed promptly by hand delivery or fax to the Administrative Agent of a written Borrowing Request and shall specify the following information: (i) whether the Borrowing then being requested is to be a Term Borrowing or a Revolving Credit Borrowing, and whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; provided, however, that notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be a Eurodollar Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

SECTION 2.04. Evidence of Debt; Repayment of Loans. (a)  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender (i) the principal amount of each Term Loan of such Lender as provided in Section 2.11 and (ii) the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Credit Maturity Date. The Borrower hereby promises to pay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Revolving Credit Maturity Date.

(b)   Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)   The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Class and Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender’s share thereof.

(d)   The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)   Any Lender may request that Loans made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its permitted registered assigns in form and substance reasonably acceptable to the Administrative Agent. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

SECTION 2.05. Fees. (a)  The Borrower agrees to pay to each Revolving Credit Lender, through the Administrative Agent, on the last day of March, June, September and December, commencing with September 30, 2006, in each year and on each date on which the Revolving Credit Commitment of such Lender shall expire or be terminated as provided herein, a commitment fee (a “Commitment Fee”) equal to the Applicable Percentage per annum on the daily unused amount of the Revolving Credit Commitment of such Lender during the preceding quarter (or other period commencing with the Closing Date or ending with the Revolving Credit Maturity Date or the date on which the Revolving Credit Commitment of such Lender shall expire or be terminated). All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. For purposes of calculating Commitment Fees only, no portion of the Revolving Credit Commitments shall be deemed utilized as a result of outstanding Swingline Loans.

(b)   The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees set forth in the Fee Letter at the times and in the amounts specified therein (the “Administration Fees”).

(c)   The Borrower agrees to pay (i) to each Revolving Credit Lender, through the Administrative Agent, on the last day of March, June, September and December of each year commencing with September 30, 2006, and on the date on which the Revolving Credit Commitment of such Lender shall be terminated as provided herein (each an “L/C Fee Payment Date”), a fee (an “L/C Participation Fee”) calculated on such Lender’s Pro Rata Percentage of the daily aggregate L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements) during the preceding quarter (or shorter period commencing with the date hereof or ending with the Revolving Credit Maturity Date or the date on which all Letters of Credit have been canceled or have expired and the Revolving Credit Commitments of all Lenders shall have been terminated) at a rate per annum equal to the Applicable Percentage from time to time used to determine the interest rate on Revolving Credit Borrowings comprised of Eurodollar Loans pursuant to Section 2.06, and (ii) to the Issuing Bank (A) with respect to each outstanding Letter of Credit a fronting fee that shall accrue at a rate of 0.125% per annum (or such lesser rate as shall be separately agreed upon between the Borrower and the Issuing Bank) on the undrawn amount of such Letter of Credit, payable quarterly in arrears on the last day of March, June, September and December in each year commencing with September 30, 2006, and upon expiration of the applicable Letter of Credit and (B) the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued by such Issuing Bank or processing of drawings thereunder (the fees in this clause (ii) being collectively the “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(d)   All Fees shall be paid, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders except that the Issuing Bank Fees shall be paid directly to the Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.06. Interest on Loans. (a)  Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing, including each Swingline Loan, shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Alternate Base Rate plus the Applicable Percentage in effect from time to time.

(b)   Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage in effect from time to time.

(c)   Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.07. Default Interest. If the Borrower shall default in the payment when due of any principal of or interest on any Loan or reimbursement of any L/C Disbursement or payment of any fee or other amount due hereunder, by acceleration or otherwise, or under any other Loan Document, then, until such defaulted amount shall have been paid in full, to the extent permitted by law, such overdue amount shall bear interest (after as well as before judgment), payable on demand, (a) in the case of principal of a Loan, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the rate that would be applicable to an ABR Revolving Loan plus 2.00% per annum.

SECTION 2.08. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have reasonably determined that dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which dollar deposits are being offered in the London interbank market will not adequately and fairly reflect the cost to any participating Lender of making or maintaining its Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the participating Lenders that the circumstances giving rise to such notice no longer exist (which the Administrative Agent agrees to give promptly after such circumstances no longer exist), any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.

SECTION 2.09. Termination and Reduction of Commitments. (a)  The Term Loan Commitments shall automatically terminate upon the making of the Term Loans on the Closing Date. The Revolving Credit Commitments and the Swingline Commitment shall automatically terminate on the Revolving Credit Maturity Date. The L/C

Commitment shall automatically terminate on the earlier to occur of (i) the termination of the Revolving Credit Commitments and (ii) the date 10 days prior to the Revolving Credit Maturity Date, unless otherwise agreed by the Issuing Bank and the Borrower. Notwithstanding the foregoing, all the Commitments shall automatically terminate at 5:00 p.m., New York City time, on June 30, 2006, if the initial Credit Event shall not have occurred by such time.

(b)   Upon at least three Business Days’ prior written or fax notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Term Loan Commitments, the Revolving Credit Commitments or the Swingline Commitment; provided, however, that (i) each partial reduction of the Term Loan Commitments or the Revolving Credit Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $5,000,000 (and $1,000,000 in the case of the Swingline Commitment) and (ii) the Total Revolving Credit Commitment shall not be reduced to an amount that is less than the Aggregate Revolving Credit Exposure then in effect (after giving effect to any repayment or prepayment effected simultaneously therewith). Any notice given by the Borrower pursuant to this Section 2.09(b) shall be irrevocable; provided, that any such notice delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other financing arrangements, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(c)   Each reduction in the Term Loan Commitments or the Revolving Credit Commitments hereunder shall be made ratably among the Lenders in accordance with their respective applicable Commitments; provided, that the Swingline Commitment shall not be reduced unless the Revolving Commitment is reduced to an amount less than the Swingline Commitment then in effect (and then only to the extent of such deficit). The Borrower shall pay to the Administrative Agent for the account of the Revolving Credit Lenders, on the date of each termination or reduction of the Revolving Credit Commitments, the Commitment Fees on the amount of the Revolving Credit Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.

SECTION 2.10. Conversion and Continuation of Borrowings. The Borrower shall have the right at any time upon prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) to the Administrative Agent (a) not later than 1:00 p.m., New York City time, one Business Day prior to conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (b) not later than 11:00 a.m., New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (c) not later than 1:00 p.m., New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

(i)  each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(ii)  if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(iii)  each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the Type of such Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

(iv)  if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;

(v)  any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

(vi)  any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing; and

(vii)  upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of an Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan.

Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into a Eurodollar Borrowing with an Interest Period of one month’s duration. This Section shall not apply to Swingline Loans.

SECTION 2.11. Repayment of Term Borrowings. (a)  The Borrower shall pay to the Administrative Agent, for the account of the Term Lenders, on March 31, June 30, September 30 and December 31 in each year (commencing on September 30, 2006) and on the Term Loan Maturity Date (each such date being called a “Repayment Date”), a principal amount of the Term Loans (as adjusted from time to time pursuant to Sections 2.11(b), 2.12 and 2.13(f)) equal to $1,250,000 on each Repayment Date prior to the Term Loan Maturity Date and $471,250,000 on the Term Loan Maturity Date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(b)   In the event and on each occasion that the Term Loan Commitments shall be reduced or shall expire or terminate other than as a result of the making of a Term Loan, the installments payable on each Repayment Date shall be reduced pro rata by an aggregate amount equal to the amount of such reduction, expiration or termination.

(c)   To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(d)   All repayments pursuant to this Section 2.11 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.

SECTION 2.12. Optional Prepayment. (a)  The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of Eurodollar Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) at least one Business Day prior to the date of prepayment in the case of ABR Loans, to the Administrative Agent before 1:00 p.m., New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

(b)   Optional prepayments of Term Loans shall be applied against the remaining scheduled installments of principal due in respect of the Term Loans under Section 2.11 in the manner specified by the Borrower or, if not so specified on or prior to the date of such optional prepayment, in direct order of maturity.

(c)   Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein; provided, that if a notice of optional prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. All prepayments under this Section 2.12 shall be subject to Section 2.16 but otherwise without premium or penalty. All Eurodollar Loan prepayments under this Section 2.12 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

SECTION 2.13. Mandatory Prepayments. (a)  In the event of any termination of all the Revolving Credit Commitments, the Borrower shall, on the date of such termination, repay or prepay all outstanding Revolving Credit Borrowings and all outstanding Swingline Loans and replace or cause to be canceled (or provide L/C Backstop or make other arrangements reasonably satisfactory to the Administrative Agent and the Issuing Bank with respect to) all outstanding Letters of Credit. If, after giving effect to any partial reduction of the Revolving Credit Commitments, the Aggregate Revolving Credit Exposure would exceed the Total Revolving Credit Commitment, then the Borrower shall, on the date of such reduction, repay or prepay Revolving Credit Borrowings or Swingline Loans (or a combination thereof) and, after the Revolving Credit Borrowings and Swingline Loans shall have been repaid or prepaid in full, replace or cause to be canceled (or provide L/C Backstop or make other arrangements reasonably satisfactory to the Administrative Agent and the Issuing Bank with respect to) Letters of Credit in an amount sufficient to eliminate such excess.

(b)   Not later than the fifth Business Day following the receipt by Holdings or any of its Subsidiaries of Net Cash Proceeds in respect of any Prepayment Asset Sale, the Borrower shall apply an amount equal to 100% of the Net Cash Proceeds received by Holdings or any of its Subsidiaries with respect thereto (subject to the restrictions set forth herein) to prepay outstanding Loans in accordance with Section 2.13(f); provided, however, that if (i) prior to the date any such prepayment is required to be made, the Borrower notifies the Administrative Agent of its intent to reinvest such Net Cash Proceeds in assets of a kind then used or usable in the business of the Borrower and the Subsidiaries and (ii) no Event of Default shall have occurred and shall be continuing at the time of such notice, then the Borrower shall not be required to prepay Loans hereunder in respect of such Net Cash Proceeds to the extent that such Net Cash Proceeds are so reinvested within one year after the date of receipt of such Net Cash Proceeds (or, within such one-year period, the Borrower or any of its Subsidiaries enters into a binding commitment to so reinvest in such Net Cash Proceeds, and such Net Cash Proceeds are so reinvested within 180 days after such binding commitment is so entered into).

(c)   No later than the earlier of (i) 125 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending on December 31, 2007, and (ii) the fifth Business Day following the date on which the financial statements with respect to such fiscal year are delivered pursuant to Section 5.04(a), the Borrower shall prepay outstanding Loans in accordance with Section 2.13(f) in an aggregate principal amount equal to the excess, if any, of (i) the applicable ECF Percentage of Excess Cash Flow for the fiscal year then ended over (ii) the aggregate principal amount of Term Loans and the Revolving Loans (to the extent accompanied by a permanent reduction of the Revolving Credit Commitments) prepaid pursuant to Section 2.12 during such fiscal year.

(d)   In the event that Holdings or any of its Subsidiaries shall receive Net Cash Proceeds from the issuance or incurrence of Indebtedness (other than any cash proceeds from the issuance or incurrence of Indebtedness permitted pursuant to Section 6.01), the Borrower shall, substantially simultaneously with (and in any event not later than the fifth Business Day next following) the receipt of such Net Cash Proceeds, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Loans in accordance with Section 2.13(f).

(e)   Substantially simultaneously with (and in any event no later than the fifth Business Day following) the receipt by Parent or Holdings of Net Cash Proceeds from a Qualified Public Offering, the Borrower shall prepay outstanding Loans in accordance with Section 2.13(f) in an aggregate principal amount equal to $50,000,000; provided, that if Holdings or Parent complete an offering of Equity Interests that would be a Qualified Public Offering but for the fact that the Net Cash Proceeds therefrom are less than $50,000,000, then (i) the Borrower shall prepay Loans in an aggregate principal amount equal to 100% of such Net Cash Proceeds and (ii) the Borrower shall prepay Loans from any subsequent public offerings of such Equity Interests (beginning with the next succeeding public offering) in an aggregate principal amount equal to the excess of (x) $50,000,000 over (y) the Net Cash Proceeds of the amount prepaid pursuant to clause (i).

(f)   So long as any Term Loans are outstanding, mandatory prepayments of outstanding Loans under this Agreement shall be allocated ratably among the Term Lenders that accept the same and applied against the remaining scheduled installments of principal due in respect of the Term Loans of such Lenders under Section 2.11 in the direct order of maturity. Any Term Lender may elect, by notice to the Administrative Agent at or prior to the time and in the manner specified by the Administrative Agent, prior to any prepayment of Term Loans required to be made by the Borrower pursuant to this Section (other than pursuant to Section 2.13(e)), to decline all (but not a portion) of its pro rata share of such prepayment (such declined amounts, the “Declined Proceeds”). Any Declined Proceeds shall be offered to the Term Lenders not so declining such prepayment (with such Term Lenders having the right to decline any prepayment with Declined Proceeds at the time and in the manner specified by the Administrative Agent). Any remaining Declined Proceeds (and, after the repayment in full of all outstanding Term Loans, any other amounts referred to in paragraph (b), (c) or (d) above that are required to be used to prepay Loans hereunder) shall be used, first, to prepay Revolving Loans and Swingline Loans (without any corresponding permanent reduction in the Revolving Credit Commitments) and, second, as may be required pursuant to the mandatory prepayment provisions of the Second Lien Credit Agreement.

(g)   The Borrower shall deliver to the Administrative Agent, at or prior to the time of each prepayment required under this Section 2.13, (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three Business Days prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid; provided, however, that if at the time of any prepayment pursuant to this Section 2.13 there shall be outstanding Term Borrowings of different Types or Eurodollar Term Borrowings with different Interest Periods, and if some but not all Term Lenders shall have accepted such mandatory prepayment, then the aggregate amount of such mandatory prepayment shall be allocated ratably to each outstanding Term Borrowing of the accepting Term Lenders. All prepayments of Borrowings under this Section 2.13 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.

SECTION 2.14. Reserve Requirements; Change in Circumstances. (a)  Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender or the Issuing Bank (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or shall impose on such Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender or the Issuing Bank of making or maintaining any Eurodollar Loan or increase the cost to any Lender of issuing or maintaining any Letter of Credit or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender or the Issuing Bank to be material, then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, upon demand such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)   If any Lender or the Issuing Bank shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made or participations in Loans purchased by such Lender pursuant hereto or the Letters of Credit issued by the Issuing Bank pursuant hereto to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy) by an amount deemed by such Lender or the Issuing Bank to be material, then from time to time the Borrower shall pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)   A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Borrower, shall describe the applicable Change in Law, the resulting costs incurred or reduction suffered (including a calculation thereof), certifying that such Lender is generally charging such amounts to similarly situated borrowers and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as applicable, the amount shown as due on any such certificate delivered by it within 30 days after its receipt of the same.

(d)   Failure or delay on the part of any Lender or the Issuing Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided, that the Borrower shall not be under any obligation to compensate any Lender or the Issuing Bank under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 120 days prior to such request; provided, further, that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 120-day period. The protection of this Section shall be available to each Lender and the Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

(e)   Notwithstanding anything in this Section 2.14 to the contrary, this Section 2.14 shall not apply to any Change in Law with respect to Excluded Taxes, which shall be governed exclusively by Section 2.20.

SECTION 2.15. Change in Legality. (a)  Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i)  such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

(ii)  such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under clause (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted

Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(b)   For purposes of this Section 2.15, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower. Such Lender shall withdraw such notice promptly following any date on which it becomes lawful for such Lender to make and maintain Eurodollar Loans or give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan.

SECTION 2.16. Indemnity. The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder; provided, that the Borrower shall not so indemnify any Lender for losses or expenses incurred as a result of a mandatory prepayment pursuant to Section 2.13 in which one or more Lenders has elected to decline its pro rata share of such prepayment pursuant to Section 2.13(f). In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error.

SECTION 2.17. Pro Rata Treatment. Except as provided below in this Section 2.17 with respect to Swingline Loans and as required under Section 2.13, 2.14, 2.15 or 2.21, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees, each reduction of the Term Loan Commitments or the Revolving Credit Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). For purposes of determining the available Revolving Credit

Commitments of the Lenders at any time, each outstanding Swingline Loan shall be deemed to have utilized the Revolving Credit Commitments of the Lenders (including those Lenders which shall not have made Swingline Loans) pro rata in accordance with such respective Revolving Credit Commitments. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.

SECTION 2.18. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or L/C Disbursement as a result of which the unpaid principal portion of its Loans and participations in L/C Disbursements shall be proportionately less than the unpaid principal portion of the Loans and participations in L/C Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans and L/C Exposure of such other Lender, so that the aggregate unpaid principal amount of the Loans and L/C Exposure and participations in Loans and L/C Exposure held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans and L/C Exposure then outstanding as the principal amount of its Loans and L/C Exposure prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans and L/C Exposure outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that (i) if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest and (ii) the provisions of this Section 2.18 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan or L/C Disbursement deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower and Holdings to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

SECTION 2.19. Payments. (a)  The Borrower shall make each payment (including principal of or interest on any Borrowing or any L/C Disbursement or any Fees or other amounts) hereunder and under any other Loan Document not later than 1:00 p.m., New York City time, on the date when due in immediately available dollars, without setoff, defense or counterclaim. Each such payment (other than (i) Issuing Bank Fees, which shall be paid directly to the Issuing Bank, and (ii) principal of and interest on

Swingline Loans, which shall be paid directly to the Swingline Lender except as otherwise provided in Section 2.22(e)) shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, NY 10010. All payments hereunder and under the other Loan Documents shall be made in dollars. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof.

(b)   Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

SECTION 2.20. Taxes. (a)  Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if any Indemnified Taxes or Other Taxes are required to be withheld or deducted from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower or such Loan Party shall make such deductions or withholdings and (iii) the Borrower or such Loan Party shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b)   In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)   The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on behalf of itself, a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d)   As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Loan Party to a Governmental Authority, the

Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)   Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), on or prior to the date a payment is to be made to such Lender under this Agreement or promptly upon learning that any such documentation expired or became obsolete, at the reasonable request of the Borrower, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding; provided, that such Lender is legally entitled to complete, execute and deliver such documentation. Such completion, execution or delivery will not be required if, in such Lender’s judgment, it would materially prejudice the legal position of such Lender. In addition, each Foreign Lender shall (a) furnish on or before the date it becomes a party to the Agreement either (i) two accurate and complete originally executed copies of U.S. Internal Revenue Service (“IRS”) Form W-8BEN (or successor form) or (ii) two accurate and complete originally executed copies of IRS Form W-8ECI (or successor form), certifying, in either case, to such Foreign Lender’s legal entitlement to an exemption or reduction from U.S. federal withholding tax with respect to all interest payments hereunder, and (b) provide a new Form W-8BEN (or successor form) or Form W-8ECI (or successor form) upon the expiration or obsolescence of any previously delivered form to reconfirm any complete exemption from, or any entitlement to a reduction in, U.S. federal withholding tax with respect to any interest payment hereunder; provided, that any Foreign Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and is relying on the so-called “portfolio interest exemption” shall also furnish a “Non-Bank Certificate” in the form of Exhibit G together with a Form W-8BEN. Notwithstanding any other provision of this paragraph, a Foreign Lender shall not be required to deliver any form pursuant to this paragraph that such Foreign Lender is not legally able to deliver.

(f)   Any Lender that is a United States person, as defined in Section 7701(a)(30) of the Code, and is not an exempt recipient within the meaning of Treasury Regulations Section 1.6049-4(c) shall deliver to the Borrower (with a copy to the Administrative Agent) two accurate and complete original signed copies of IRS Form W-9, or any successor form that such person is entitled to provide at such time in order to comply with United States back-up withholding requirements.

(g)   If the Administrative Agent, a Lender or an Issuing Bank determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the

Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or such Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided, that the Borrower, upon the request of the Administrative Agent, such Lender or such Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant governmental Authority) to the Administrative Agent, such Lender or such Issuing Bank in the event the Administrative Agent, such Lender or such Issuing Bank is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, any Lender or any Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other person.

(h)   Failure or delay on the part of any Lender or the Issuing Bank to demand compensation for any Indemnified Taxes or Other Taxes shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided, that the Borrower shall not be under any obligation to compensate any Lender or the Issuing Bank under paragraph (a), (b) or (c) above with respect to Indemnified Taxes or Other Taxes with respect to any period prior to the date that is 120 days prior to such request; provided, further, that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Indemnified Taxes or Other Taxes within such 120-day period. The protection of this Section shall be available to each Lender and the Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the Indemnified Taxes or Other Taxes that shall have occurred or been imposed.

SECTION 2.21. Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a)  In the event (i) any Lender or the Issuing Bank delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender or the Issuing Bank delivers a notice described in Section 2.15, (iii) the Borrower is required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or the Issuing Bank pursuant to Section 2.20 or (iv) any Lender shall become a Defaulting Lender or (v) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders, the Borrower may, upon notice to such Lender or the Issuing Bank, as the case may be, and the Administrative Agent, require such Lender or the Issuing Bank to transfer and assign (in accordance with and subject to the restrictions contained in Section 9.04, other than 9.04(b)(iv)(B)), all of its interests, rights and obligations under this Agreement (or, in the case of clause (iv) above, all of its interests, rights and obligation with respect to the Class of Loans or Commitments that is the subject of the related consent, amendment, waiver or other modification) to an assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (x) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Credit Commitment is being assigned, of the Issuing Bank and the Swingline Lender) with regard to the identity of the assignee, which consents shall not unreasonably be withheld or delayed, and (y) such assignee (or the Borrower, in the case of amounts then due and payable by it) shall have paid to the affected Lender or the Issuing Bank in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans or L/C Disbursements of such Lender or the Issuing Bank, respectively, plus all Fees and other amounts accrued for the account of such Lender or the Issuing Bank hereunder with respect thereto (including any amounts under Sections 2.14 and 2.16); provided, further, that if prior to receipt of notice of any such transfer and assignment the circumstances or event that resulted in such Lender’s or the Issuing Bank’s claim for compensation under Section 2.14, notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender or the Issuing Bank to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender or the Issuing Bank pursuant to paragraph (b) below), or if such Lender or the Issuing Bank shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender or the Issuing Bank shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in respect of the circumstances contemplated by this Section 2.21(a).

(b)   If (i) any Lender or the Issuing Bank shall request compensation under Section 2.14, (ii) any Lender or the Issuing Bank delivers a notice described in Section 2.15 or (iii) the Borrower is required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or the Issuing Bank, pursuant to Section 2.20, then such Lender or the Issuing Bank shall use reasonable efforts (which shall not require such Lender or the Issuing Bank to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender or the Issuing Bank in connection with any such filing or assignment, delegation and transfer.

SECTION 2.22. Swingline Loans. (a)  Swingline Commitment. Subject to the terms and conditions herein set forth, the Swingline Lender agrees to make loans to the

Borrower at any time and from time to time on or after the Closing Date and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitments, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of all Swingline Loans exceeding $10,000,000 in the aggregate or (ii) the Aggregate Revolving Credit Exposure, after giving effect to any Swingline Loan, exceeding the Total Revolving Credit Commitment. Each Swingline Loan shall be in a principal amount that is an integral multiple of $250,000. The Swingline Commitment may be terminated or reduced from time to time as provided herein. Within the foregoing limits, the Borrower may borrow, pay or prepay and reborrow Swingline Loans hereunder, subject to the terms, conditions and limitations set forth herein.

(b)   Swingline Loans. The Borrower shall notify the Swingline Lender by fax, or by telephone (promptly confirmed by fax), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Such notice shall be delivered on a Business Day, shall be irrevocable and shall refer to this Agreement and shall specify the requested date (which shall be a Business Day) and amount of such Swingline Loan. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to an account designated by the Borrower promptly on the date such Swingline Loan is so requested.

(c)   Prepayment. The Borrower shall have the right at any time and from time to time to prepay any Swingline Loan, in whole or in part, upon giving written or fax notice (or telephone notice promptly confirmed by written, or fax notice) to the Swingline Lender before 1:00 p.m., New York City time, on the date of prepayment at the Swingline Lender’s address for notices specified in Section 9.01; provided, that any such notice delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other financing arrangements, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(d)   Interest. Each Swingline Loan shall be an ABR Loan and, subject to the provisions of Section 2.07, shall bear interest as provided in Section 2.06(a).

(e)   Participations. The Swingline Lender may by written notice given to the Administrative Agent not later than 11:00 a.m., New York City time, on any Business Day require the Revolving Credit Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Credit Lenders will participate. The Administrative Agent will, promptly upon receipt of such notice, give notice to each Revolving Credit Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. In furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Revolving Credit Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02(c) shall apply, mutatis mutandis, to the payment obligations of the Lenders) and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower (or other party liable for obligations of the Borrower) of any default in the payment thereof.

SECTION 2.23. Letters of Credit. (a)  General. The Borrower may request the issuance of a Letter of Credit for its own account or for the account of any of its Subsidiaries (in which case the Borrower and any such Subsidiary shall be co-applicants with respect to such Letter of Credit), in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time on or after the Closing Date and prior to the earlier to occur of (i) the termination of the Revolving Credit Commitments and (ii) the date that is 10 Business Days prior to the Revolving Credit Maturity Date. This Section shall not be construed to impose an obligation upon the Issuing Bank to issue any Letter of Credit that is inconsistent with the terms and conditions of this Agreement. All Letters of Credit shall be denominated in dollars. On and as of the Closing Date each Existing Letter of Credit shall be deemed to constitute a Letter of Credit issued hereunder on the Closing Date.

(b)   Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. In order to request the issuance of a Letter of Credit (or to amend, renew or extend an existing Letter of Credit), the Borrower shall hand deliver or fax to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) below), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension (i) the L/C Exposure shall not exceed $20,000,000 and (ii) the Aggregate Revolving Credit Exposure shall not exceed the Total Revolving Credit Commitment.

(c)   Expiration Date. Each Letter of Credit shall expire at the close of business on the earlier of the date one year after the date of the issuance of such Letter of Credit and the date that is five Business Days prior to the Revolving Credit Maturity Date, unless such Letter of Credit expires by its terms on an earlier date; provided, however, that a Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is five Business Days prior to the Revolving Credit Maturity Date) unless the Issuing Bank notifies the beneficiary thereof at least 30 days (or such longer period as may be specified in such Letter of Credit) prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

(d)   Participations. By the issuance of a Letter of Credit and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Credit Lender, and each such Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Pro Rata Percentage of each L/C Disbursement made by the Issuing Bank and not reimbursed by the Borrower (or, if applicable, another party pursuant to its obligations under any other Loan Document) forthwith on the date due as provided in Section 2.02(f). Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)   Reimbursement. If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall pay to the Administrative Agent an amount equal to such L/C Disbursement not later than 10:00 a.m., New York City time, on the immediately following Business Day.

(f)   Obligations Absolute. The Borrower’s obligations to reimburse L/C Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:

(i)  any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

(ii)  any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

(iii)  the existence of any claim, setoff, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any Subsidiary or any other person may at any time have against the beneficiary under any Letter of Credit, the Issuing Bank, the Administrative Agent or any Lender or any other person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction (other than payment in full of such L/C Disbursements);

(iv)  any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)  payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and

(vi)  any other act or omission to act or delay of any kind of the Issuing Bank, the Lenders, the Administrative Agent or any other person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of the Borrower hereunder to reimburse L/C Disbursements will not be excused by the gross negligence, bad faith or wilful misconduct of the Issuing Bank. However, the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s gross negligence, bad faith, wilful misconduct or breach of its obligations in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof; it is understood that the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (i) the Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute gross negligence, bad faith or wilful misconduct of the Issuing Bank or a breach of its obligations.

(g)   Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall as promptly as possible give telephonic notification, confirmed by fax, to the Administrative Agent and the Borrower of such demand for payment and whether the Issuing Bank has made or will make an L/C Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Credit Lenders with respect to any such L/C Disbursement.

(h)   Interim Interest. If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, then, unless the Borrower shall reimburse such L/C Disbursement in full on the same day that such LC Disbursement is made, the unpaid amount thereof shall bear interest for the account of the Issuing Bank, for each day from and including the date of such L/C Disbursement, to but excluding the earlier of the date of payment by the Borrower or the date on which interest shall commence to accrue thereon as provided in Section 2.02(f), at the rate per annum that would apply to such amount if such amount were an ABR Revolving Loan.

(i)   Removal of the Issuing Bank. The Issuing Bank may be removed at any time by the Borrower by notice to the Issuing Bank, the Administrative Agent and the Lenders. Upon the acceptance of any appointment as the Issuing Bank hereunder by a Lender that shall agree to serve as successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Bank. At the time such removal shall become effective, the Borrower shall pay all accrued and unpaid fees pursuant to Section 2.05(c)(ii). The acceptance of any appointment as the Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form reasonably satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or removal of the Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such removal, but shall not be required to issue additional Letters of Credit.

(j)   Cash Collateralization. If any Event of Default shall occur and be continuing, the Borrower shall, on the Business Day it receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Credit Lenders holding participations in outstanding Letters of

Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit) thereof and of the amount to be deposited, deposit in an account with the Collateral Agent, for the benefit of the Revolving Credit Lenders, an amount in cash equal to the L/C Exposure as of such date. Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the Obligations. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits in Permitted Investments, which investments shall be made at the option and sole discretion of the Collateral Agent, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall (i) automatically be applied by the Administrative Agent to reimburse the Issuing Bank for L/C Disbursements for which it has not been reimbursed, (ii) be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Exposure at such time and (iii) if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Credit Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit), be applied to satisfy the Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(k)   Additional Issuing Banks. The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement. Any Lender designated as an issuing bank pursuant to this paragraph (k) shall be deemed to be an “Issuing Bank” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Bank and such Lender.

SECTION 2.24. Incremental Credit Extensions. (a)  The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request (i) one or more additional tranches of term loans (the “Incremental Term Loans”) or (ii) one or more increases in the amount of the Revolving Credit Commitments (each such increase, a “Revolving Commitment Increase” and, together with any Incremental Term Loans, a “Credit Increase”); provided, that (i) both at the time of any such request and upon the effectiveness of any Incremental Amendment referred to below, no Default or Event of Default shall exist and (ii) the Borrower shall be in Pro Forma Compliance with each of the covenants set forth in Sections 6.11 and 6.12. Each Credit Increase shall be in an aggregate principal amount that is not less than $20,000,000 (or such lower amount that either (a) represents all remaining availability under the limit set forth in the next sentence or (b) is acceptable to the Administrative Agent). Notwithstanding anything to the contrary herein, the aggregate amount of the Credit Increases shall not exceed $100,000,000. The Incremental Term Loans (a) shall rank pari passu in right of payment and of security with the Revolving Credit Loans and the Term Loans, (b) shall not mature earlier than the Term Loan Maturity Date and shall not require scheduled payments of principal at a rate exceeding quarterly payments in the amount of 0.25% of the original principal amount thereof and (c) except as set forth above, shall be treated substantially the same as the Term Loans with respect to covenants, events of default, voting and mandatory and voluntary prepayments. Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Credit Increases. Incremental Term Loans may be made, and Revolving Commitment Increases may be provided, by any existing Lender (and each existing Term Lender will have the right to make a portion of any Incremental Term Loan and each existing Revolving Credit Lender will have the right to provide a portion of any Revolving Commitment Increase, in each case on terms permitted in this Section 2.24 and otherwise on terms reasonably acceptable to the Administrative Agent) or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”), provided, that the Administrative Agent and the Borrower, and, in the case of any Revolving Credit Increase, the Issuing Bank and the Swingline Lender shall have consented (in each case, not to be unreasonably withheld or delayed) to such Lender’s or Additional Lender’s making such Incremental Term Loans or providing such Revolving Commitment Increases, if such consent would be required under Section 9.04(b) for an assignment of Loans or Revolving Credit Commitments, as applicable, to such Lender or Additional Lender.

(b)   Commitments in respect of Credit Increases shall become Commitments (or in the case of a Revolving Commitment Increase to be provided by an existing Revolving Credit Lender, an increase in such Lender’s applicable Revolving Credit Commitment) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.01 (it being understood that all references to “the date of such Credit Event” or similar language in such Section 4.01 shall be deemed to refer to the effective date of such Incremental Amendment). The Borrower may use the proceeds of Incremental Term Loans for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Credit Increases, unless it so agrees. Upon each increase in the Revolving Credit Commitments pursuant to this Section, each Revolving Credit Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Commitment Increase (each a “Revolving Commitment Increase Lender”) in respect of such increase, and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in

Letters of Credit and (ii) participations hereunder in Swingline Loans held by each Revolving Credit Lender (including each such Revolving Commitment Increase Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment and (b) if, on the date of such increase, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such Revolving Commitment Increase be prepaid from the proceeds of additional Revolving Loans made hereunder (reflecting such increase in Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Lender in accordance with Section 2.16.

(c)   This Section 2.24 shall supersede any provisions in Section 2.18 or 9.08 to the contrary.

ARTICLE III

Representations and Warranties

Each of Holdings and the Borrower represents and warrants (it being understood that, for purposes of the representations and warranties made in the Loan Documents on the Closing Date, such representations and warranties shall be construed as though the Transactions have been consummated) to the Administrative Agent, the Collateral Agent, the Issuing Bank and each of the Lenders that:

SECTION 3.01. Organization; Powers. Holdings, the Borrower and each of the Subsidiaries (a) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization, except where the failure to be in good standing could not reasonably be expected to have a Material Adverse Effect, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, except where the failure to have such power and authority could not reasonably be expected to result in a Material Adverse Effect, (c) is qualified to do business in, and is in good standing in, every jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except where the failure to so qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the requisite power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is a party.

SECTION 3.02. Authorization. The execution, delivery and performance of the Loan Documents, including the granting of Liens, borrowing of Loans and the use of the proceeds therefrom, (a) have been duly authorized by all requisite corporate or limited liability company and, if required, stockholder or member action and (b) will not (i) violate (A) any provision of any applicable law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws or operating agreement of any Loan Party, (B) any applicable order of any Governmental Authority or (C) any provision of any indenture, agreement or other instrument to which

Holdings or any of its Subsidiaries is a party or by which any of them or any of their property is bound (other than the Existing Debt), (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument (other than the Existing Debt) or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Holdings, the Borrower or any Subsidiary (other than Liens created or permitted hereunder or under the Security Documents and the Second Priority Lien); except with respect to any violation, conflict, breach, default, acceleration, prepayment, repurchase, redemption or creation or imposition of any Lien referred to in clauses (i) through (iii), to the extent that such violation, conflict, breach, default, acceleration, prepayment, repurchase, redemption or creation or imposition of Lien could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by Holdings and the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium or similar laws of general applicability relating to or limiting creditors’ rights generally or by general equity principles.

SECTION 3.04. Governmental Approvals. Except to the extent the failure to obtain or make could not reasonably be expected to result in a Material Adverse Effect, no action, consent or approval of, registration or filing with or any other action by any Governmental Authority is necessary or will be required in connection with the Loan Documents, except for (a) the filing of Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and the United States Copyright Office, (b) recordation of the Mortgages and (c) such as have been made or obtained and are in full force and effect.

SECTION 3.05. Financial Statements. (a)  The Borrower has heretofore furnished to the Administrative Agent the Company’s consolidated balance sheets and related statements of income, stockholder’s equity and cash flows (i) as of and for the fiscal year ended December 31, 2005, audited by and accompanied by the report of KPMG LLP, independent public accountants, and (ii) as of and for the fiscal quarter ended March 31, 2006, and each fiscal quarter ended after March 31, 2006 and at least 45 days before the Closing Date, certified by its chief financial officer (or officer with reasonably equivalent responsibilities). Such financial statements present fairly in all material respects the financial condition and results of operations and cash flows of the Company and its consolidated subsidiaries as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Company and its consolidated subsidiaries as of the dates thereof. Such financial statements were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise noted therein and, subject, in the case of unaudited financial statements, to year-end audit adjustments and the absence of footnotes.

(b)   The Borrower has heretofore delivered to the Administrative Agent its unaudited pro forma consolidated balance sheet and related pro forma statements of income and cash flows as of the fiscal quarter ended March 31, 2006, prepared giving effect to the Transactions as if they had occurred, with respect to such balance sheet, on such date and, with respect to such other financial statements, on the first day of the four-fiscal quarter period ending on such date. Such pro forma financial statements have been prepared in good faith by the Borrower, based on the assumptions believed by the Borrower on the Closing Date to be reasonable, are based in all material respects on the information reasonably available to the Borrower as of the date of delivery thereof, reflect in all material respects the adjustments required to be made to give effect to the Transactions it being understood that actual results may vary from such projected results and such variations may be material.

SECTION 3.06. No Material Adverse Change. Since the Closing Date, no event, change or condition has occurred that (individually or in the aggregate) has had, or could reasonably be expected to have, a Material Adverse Effect.

SECTION 3.07. Title to Properties; Possession Under Leases. (a)  Each of Holdings, the Borrower and the Subsidiaries has good and indefeasible title in fee simple to, or valid leasehold interests in, all its material properties and assets (including all Mortgaged Property). Other than (i) minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and (ii) except where the failure to have such title or other property interests described above could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02.

(b)   None of Holdings, the Borrower or the Subsidiaries has knowledge of the continuance of any default under any lease to which it is a party and, to each of their knowledge, all such leases are in full force and effect, except to the extent any such default or lack of enforceability could not reasonably be expected to have a Material Adverse Effect.

(c)   As of the Closing Date, neither Holdings nor the Borrower has received any notice of, nor has any knowledge of, any pending or contemplated condemnation proceeding affecting the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation.

(d)   As of the Closing Date, immediately following the consummation of the Transactions, none of Holdings, the Borrower or any of the Subsidiaries is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any material Mortgaged Property or any interest therein.

SECTION 3.08. Subsidiaries. As of the Closing Date, Holdings does not have any Subsidiaries other than the Borrower and Subsidiaries of the Borrower. Schedule 3.08 sets forth as of the Closing Date a list of all Subsidiaries of Holdings and the percentage ownership interest of Holdings therein. The shares of capital stock or other ownership interests so indicated on Schedule 3.08 are fully paid and non-assessable and are owned by Holdings, directly or indirectly, free and clear of all Liens (other than Liens created under the Security Documents, any Second Priority Lien and any Liens permitted hereby).

SECTION 3.09. Litigation; Compliance with Laws. (a)  There are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of Holdings or the Borrower, threatened in writing against Holdings or the Borrower or any Subsidiary or any business, property or rights of any such person (i) that purport to affect or pertain to any Loan Document or (ii) could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)   Other than as could not reasonably be expected to result in a Material Adverse Effect, none of Holdings, the Borrower or any of the Subsidiaries or any of their respective material properties is in violation of, nor will the continued operation of their material properties as currently operated violate, any applicable law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting the Mortgaged Property, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where any such violation or default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. Agreements. Other than as could not reasonably be expected to result in a Material Adverse Effect, none of Holdings, the Borrower or any of the Subsidiaries is in default under any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are bound.

SECTION 3.11. Federal Reserve Regulations. (a)  None of Holdings, the Borrower or any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)   No part of the proceeds of any Loan or any Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock in violation of Regulation U or X issued by the Board.

SECTION 3.12. Investment Company Act. None of Holdings, the Borrower or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.13. Tax Returns. Each of Holdings, the Borrower and the Subsidiaries has, except where the failure to so file or pay could not be reasonably expected to have a Material Adverse Effect, filed or caused to be filed all Federal, state and other tax returns required to have been filed by it and has paid, caused to be paid, or made provisions for the payment of all taxes due and payable by it and all material assessments received by it, except such taxes and assessments that are not overdue by more than 30 days or the amount or validity of which are being contested in good faith by appropriate proceedings and for which Holdings, the Borrower or such Subsidiary, as applicable, shall have set aside on its books adequate reserves.

SECTION 3.14. No Material Misstatements. As of the Closing Date, to the knowledge of Holdings and the Borrower, the Confidential Information Memorandum and other written information, reports, financial statements, exhibits and schedules furnished by or on behalf of Holdings or the Borrower to the Administrative Agent or the Lenders (other than projections and other forward looking information and information of a general economic or industry specific nature) on or prior to the Closing Date in connection with the transactions contemplated hereby or the negotiation of any Loan Document or included therein or delivered pursuant thereto (taken as a whole) did not and, as of the Closing Date, does not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading. The projections were prepared in good faith on the basis of reasonable assumptions in light of the conditions existing at the time of delivery of such projections, and represented, at the time of delivery thereof, a reasonable good faith estimate of future financial performance by Holdings and the Borrower (it being understood that such forecasts or projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Holdings and the Borrower, and that Holdings and the Borrower make no representation as to the attainability of such forecasts or projections or as to whether such forecasts or projections will be achieved or will materialize and that actual results may vary from projected results and such variances may be material).

SECTION 3.15. Employee Benefit Plans. Each of the Borrower and its ERISA Affiliates is in compliance, with respect to each benefit plan or arrangement, with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, except for such non-compliance that could not reasonably be expected to have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect. The present value of all benefit liabilities under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation date applicable thereto, exceed by more than $20,000,000 the fair market value of the assets of such Plan, and the present value of all benefit liabilities of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation dates applicable thereto, exceed by more than $20,000,000 the fair market value of the assets of all such underfunded Plans.

SECTION 3.16. Environmental Matters. Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of Holdings, the Borrower or any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any condition, event or circumstance that could reasonably be expected to result in any Environmental Liability.

SECTION 3.17. Security Documents. All filings and other actions necessary to perfect and protect the Liens on the Collateral created under, and in the manner contemplated by, the Security Documents have been duly made or taken or otherwise provided for in a manner reasonably acceptable to Collateral Agent and are in full force and effect and the Security Documents create in favor of the Collateral Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected first priority Lien in the Collateral, securing the payment of the Obligations, subject to Liens permitted by Section 6.02. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the Liens created or permitted under the Loan Documents.

SECTION 3.18. Location of Real Property and Leased Premises.  (a)  Schedule 3.18(a) lists completely and correctly (in all material respects) as of the Closing Date all real property owned by the Borrower and the Subsidiaries and the addresses thereof. Except as otherwise provided in Schedule 3.18(a), the Borrower and the Subsidiaries own in fee all the real property set forth on such schedule, except to the extent the failure to have such title could not reasonably be expected to have a Material Adverse Effect.

(b)   Schedule 3.18(b) lists completely and correctly (in all material respects) as of the Closing Date all real property leased by the Borrower and the Subsidiaries and the addresses thereof. Except as otherwise provided on Schedule 3.18(b), the Borrower and the Subsidiaries have valid leasehold interests in all the real property set forth on such schedule, except to the extent the failure to have such title could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.19. Labor Matters. Except as in the aggregate has not had and could not be reasonably expected to have a Material Adverse Effect, as of the Closing Date, (a) there are no strikes, lockouts or slowdowns against Holdings, the Borrower or any Subsidiary pending or, to the knowledge of Holdings or the Borrower, threatened in writing, (b) the hours worked by and payments made to employees of Holdings, the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, (c) all payments due from Holdings, the Borrower or any Subsidiary, or for which any claim may be made against Holdings, the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Holdings, the Borrower or such Subsidiary and

(d) the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the Borrower or any Subsidiary is bound.

SECTION 3.20. Solvency. On the Closing Date after giving effect to the Transactions, the Loan Parties, taken as a whole, are Solvent.

ARTICLE IV

Conditions of Lending

The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder are subject to the satisfaction of the following conditions:

SECTION 4.01. All Credit Events. On the date of the making of each Loan, including the making of a Swingline Loan and on the date of each issuance, amendment, extension or renewal of a Letter of Credit (each such event being called a “Credit Event”; it being understood that the conversion into or continuation of a Eurodollar Loan does not constitute a Credit Event):

(a)   The Administrative Agent shall have received a notice of such Loan as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.02) or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.23(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a notice requesting such Swingline Loan as required by Section 2.22(b).

(b)   The representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided, however, that solely for purposes of representations and warranties made on the Closing Date with respect to the Company and its subsidiaries, such representations and warranties shall be limited in all respects to the Specified Representations (as defined below). “Specified Representations” shall mean the representations and warranties in Sections 3.01, 3.02, 3.03, 3.11, 3.12, 3.17 and 3.20.

(c)   At the time of and immediately after such Credit Event, no Default or Event of Default shall have occurred and be continuing.

Each Credit Event (other than a conversion of Loans to another Type or a continuation of Eurodollar Loans) shall be deemed to constitute a representation and warranty by the Borrower and Holdings on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

SECTION 4.02. First Credit Event. On the Closing Date:

(a)   The Administrative Agent shall have received, on behalf of itself, the Lenders and the Issuing Bank, an opinion of (i) Weil, Gotshal & Manges LLP, counsel for the Loan Parties, and (ii) each local counsel listed on Schedule 4.02(a), in each case (A) dated the Closing Date and (B) addressed to the Issuing Bank, the Administrative Agent and the Lenders, and (C) in form and substance reasonably satisfactory to the Administrative Agent.

(b)   The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or organization, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or operating (or limited liability company) agreement of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent body) of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or organization of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; and (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above.

(c)   The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.01.

(d)   The Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced at least one Business Day prior to the Closing Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

(e)   The Security Documents shall have been duly executed by each Loan Party that is to be a party thereto and shall be in full force and effect and each document, except as otherwise provided or agreed to by the Administrative Agent and the Borrower (including each Uniform Commercial Code financing statement) required by law or reasonably requested by the Administrative Agent or the Collateral Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent for the benefit of the Secured Parties a valid, legal and perfected first priority (except to the extent otherwise provided therein) security interest in and Lien on the Collateral (subject to any Lien (other than any Second Priority Lien) expressly permitted by Section 6.02) described in the Security Documents shall have been prepared and delivered to the Collateral Agent on the Closing Date. The Pledged Collateral shall have been duly and validly pledged under the Guarantee and Collateral Agreement to the Collateral Agent, for the ratable benefit of the Secured Parties, and all certificates or instruments (if any), except as otherwise provided or agreed to by the Administrative Agent and the Borrower, representing Pledged Collateral consisting of certificated equity securities issued by the Borrower or any Subsidiary or instruments issued by Holdings, the Borrower or any Subsidiary, accompanied by instruments of transfer and stock powers endorsed in blank, shall be in the actual possession of the Collateral Agent.

(f)   The Collateral Agent shall, except as otherwise provided or agreed to by the Administrative Agent and the Borrower, have received the results of searches of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such person, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence reasonably satisfactory to the Collateral Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 6.02 or have been or will be contemporaneously released or terminated.

(g)   (i)  Each of the Security Documents, in form and substance reasonably satisfactory to the Administrative Agent, relating to each of the Mortgaged Properties shall, except as otherwise provided or agreed to by the Administrative Agent and the Borrower, have been duly executed by the parties thereto and delivered to the Collateral Agent and shall be in full force and effect, (ii) each of such Mortgaged Properties shall not be subject to any Lien other than those permitted under Section 6.02, (iii) each of such Security Documents shall, except as otherwise provided or agreed to by the Administrative Agent and the Borrower, have been filed and recorded in the recording office as specified on Schedule 3.17(c) (or a lender’s title insurance policy, in form and substance reasonably acceptable to the Collateral Agent, insuring such Security Document as a first lien on such Mortgaged Property (subject to any Lien permitted by Section 6.02) shall have been received by the Collateral Agent) and, in connection therewith, the Collateral Agent shall have received evidence reasonably satisfactory to it of each such filing and recordation and (iv) the Collateral Agent shall have received such other documents, including a policy or policies (or binding commitments therefor) of title insurance issued by a nationally recognized title insurance company, together with such endorsements, coinsurance and reinsurance as may be reasonably requested by the Collateral Agent and the Lenders, insuring the Mortgages as valid first liens on the Mortgaged Properties, free of Liens other than those permitted under Section 6.02, together with such surveys, as reasonably requested by the Collateral Agent.

(h)   The Administrative Agent shall have received a certificate as to coverage under the insurance policies required by Section 5.02.

(i)   The Acquisition shall be consummated substantially simultaneously with the initial funding of Loans on the Closing Date and the Administrative Agent shall be satisfied that the Merger will be consummated on the Closing Date immediately after the initial funding of the Loans, in each case in accordance with and on the terms described in the Purchase Agreement, and no material provision or condition of the Purchase Agreement shall have been waived, amended, supplemented or otherwise modified in a manner that is adverse in any material respect to the interests of the Lenders without the prior written consent of the Administrative Agent. The Company, as the survivor of the Merger, shall execute this Agreement in order to acknowledge its obligations as the Borrower. The Administrative Agent shall have received copies of the Purchase Agreement and all certificates, opinions and other documents delivered thereunder, certified by a Financial Officer as being complete and correct.

(j)   The Investors shall have made the Equity Contribution in an aggregate amount not less than $250,000,000. The Second Lien Credit Agreement shall have been executed and delivered by the parties thereto, the conditions thereunder shall be satisfied and the Borrower shall have received gross cash proceeds of not less than $150,000,000 from the borrowing of loans thereunder.

(k)   All amounts due or outstanding in respect of the Existing Debt shall have been (or substantially simultaneously with the initial funding of the Loans on the Closing Date shall be) paid in full, all commitments (if any) in respect thereof terminated and all guarantees (if any) thereof and security (if any) therefor discharged and released. After giving effect to the Transactions, Holdings and its Subsidiaries shall have outstanding no indebtedness or Disqualified Stock other than (i) Indebtedness under the Loan Documents and under the Second Lien Credit Agreement, (ii) Capital Lease Obligations permitted under the Purchase Agreement and (iii) Indebtedness permitted by Section 6.01.

(l)   The Administrative Agent shall have received a certificate from the chief financial officer (or officer with reasonably equivalent responsibilities) of Holdings certifying that Holdings and its subsidiaries, on a consolidated basis after giving effect to the Transactions, are Solvent as of the Closing Date.

(m)   The Lenders shall have received from the Loan Parties, to the extent requested, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(n)   The Administrative Agent shall have received unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company for each fiscal quarter ended after March 31, 2006, and at least 45 days prior to the Closing Date, all certified by one of its Financial Officers as fairly presenting in all material respects the financial condition and results of operations of the Company and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(o)   The Administrative Agent shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income and cash flows of the Borrower as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements).

ARTICLE V

Affirmative Covenants

Each of Holdings and the Borrower covenants and agrees with each Lender that until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document (including amounts drawn under Letters of Credit) shall have been paid in full and all Letters of Credit have been canceled or have expired (or the Borrower shall have provided L/C Backstop or made other arrangements reasonably satisfactory to the Administrative Agent and the Issuing Bank with respect thereto), each of Holdings and the Borrower will, and will cause each of their Subsidiaries to:

SECTION 5.01. Existence; Compliance with Laws; Businesses and Properties. (a)  Do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence under the laws of its jurisdiction of organization, except as otherwise expressly permitted under Section 6.05.

(b)   Other than as could not reasonably be expected to have a Material Adverse Effect, (i) do or cause to be done all things reasonably necessary to obtain, preserve, renew, extend and keep in full force and effect the material rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names necessary or desirable to the conduct of its business, (ii) maintain and operate such business in substantially the manner in which it is presently conducted and operated, (iii) comply in all material respects with applicable laws, rules, regulations and decrees and orders of any Governmental Authority (including Environmental Laws and ERISA), whether now in effect or hereafter enacted and (iv)  maintain and preserve all property necessary or desirable to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needed repairs, renewals, additions, improvements and replacements thereto necessary or desirable to the conduct of its business.

SECTION 5.02. Insurance. (a)  Except if the failure to do so could not reasonably be expected to cause a Material Adverse Effect, keep its insurable properties adequately insured at all times by financially sound and reputable insurers to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations.

(b)   Cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, to the extent available on commercially reasonable terms, cause each such policy to provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium unless not less than 10 days’ prior written notice thereof is given by the insurer to the Administrative Agent and the Collateral Agent (giving the Administrative Agent and the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason unless not less than 30 days’ prior written notice thereof is given by the insurer to the Administrative Agent and the Collateral Agent. Upon the reasonable request of the Administrative Agent or the Collateral Agent, deliver to the Administrative Agent and the Collateral Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent and the Collateral Agent) together with evidence reasonably satisfactory to the Administrative Agent and the Collateral Agent of payment of the premium therefor.

(c)   Purchase Federal Emergency Management Agency Standard Flood Hazard Determination Forms for each property on which improvements are located, provide such forms to the Collateral Agent, and if at any time the area in which any Mortgaged Property is located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain (to the extent available on commercially reasonable terms) flood insurance in such total amount as the Administrative Agent, may from time to time reasonably require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.

SECTION 5.03. Taxes. Pay and discharge when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become overdue by more than 30 days; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge or levy (i) so long as the validity or amount thereof is (A) being contested in good faith, (B) by appropriate proceedings diligently conducted and (C) with respect to which adequate reserves in accordance with GAAP have been established or (ii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

SECTION 5.04. Financial Statements, Reports, etc. In the case of Holdings, furnish to the Administrative Agent (who will distribute to each Lender):

(a)   within 120 days after the end of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of Holdings and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such persons during such year, together with comparative figures for the immediately preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP, all audited by KPMG LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(b)   within 60 days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of Holdings and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such persons during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers as fairly presenting in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c)   concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer of Holdings (i) certifying that to such Financial Officer’s knowledge no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, reasonably specifying the nature thereof and (ii) setting forth computations in reasonable detail reasonably satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 6.10, 6.11 and 6.12 and, in the case of a certificate delivered with the financial statements required by paragraph (a) above (commencing with the fiscal year ended December 31, 2007), setting forth Holdings’ calculation of Excess Cash Flow; and concurrently with any delivery of financial statements under paragraph (a) above, a certificate of the accounting firm certifying that such accounting firm did not become aware of any Event of Default under Sections 6.11 or 6.12 or, if such accounting firm shall have become aware of such an Event of Default, specifying the nature thereof (which certificate, is limited to such accounting matters and may disclaim responsibility for legal interpretations);

(d)   within 60 days after the commencement of each fiscal year of Holdings, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such fiscal year and setting forth the material assumptions used for purposes of preparing such budget);

(e)   promptly after the same become publicly available, copies of all periodic 10Q and 10K filings, which shall satisfy the Borrower’s obligations under Sections 5.01(a) and (b) above (if containing the items required thereby);

(f)   after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(g)   concurrently with the delivery of the certificate pursuant to clause (c) above (or on such later date on which a distribution may be made), a certificate of a Financial Officer of Holdings setting forth computations of the amount of any Tax Distribution or Specified Tax Payment made during the period covered thereby;

(h)   concurrently with the delivery of the certificate delivered pursuant to clause (c) above with respect to the end of a fiscal year, a certificate of a Financial Officer of Holdings setting forth the amount of Capital Expenditures during the relevant fiscal year, any Rollover Amount or Carryback Amount and the base amount for the next succeeding Fiscal Year;

(i)   promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request; and

(j)   Concurrently with the delivery of the certificate delivered pursuant to clause (c) above with respect to the end of a fiscal year, the Borrower shall deliver to the Collateral Agent a certificate executed by a Responsible Officer of the Borrower attaching updated versions of the Schedules (other than Schedule IV) to the First Lien Guarantee and Collateral Agreement or in the alternative, setting forth any and all changes to (or confirming that there has been no change in) the information set forth in or contemplated by such Schedules since the date of the most recent certificate delivered pursuant to this paragraph (j).

SECTION 5.05. Litigation and Other Notices. Promptly upon any Responsible Officer of Holdings, the Borrower or any Subsidiary becoming aware thereof, furnish to the Administrative Agent, the Issuing Bank and each Lender notice of the following:

(a)   the occurrence of any Event of Default or Default;

(b)   the filing or commencement of any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

(c)   the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, that has resulted in or could reasonably be expected to result in a Material Adverse Effect; and

(d)   the occurrence of any other event that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

SECTION 5.06. Information Regarding Collateral. Furnish to the Administrative Agent notice of any change (i) in any Loan Party’s legal name, (ii) in the jurisdiction of organization or formation of any Loan Party or (iii) in any Loan Party’s identity or corporate structure. Holdings and the Borrower also agree to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

SECTION 5.07. Maintaining Records; Access to Properties and Inspections; Maintenance of Ratings. (a)  Keep proper books of record and account in which full, true and correct entries in conformity with GAAP are made. Permit any representatives designated by the Administrative Agent (or any Lender if accompanying the Administrative Agent) to visit and inspect during normal business hours the financial records and the properties of Holdings, the Borrower or the Subsidiaries upon reasonable advance notice, and to make extracts from and copies of such financial records, and permit any such representatives to discuss the affairs, finances and condition of such person with the officers thereof and independent accountants therefor; provided, that the Administrative Agent shall give the Borrower an opportunity to participate in any discussions with its accountants; provided, further, that in the absence of the existence of an Event of Default, the Administrative Agent shall not exercise its rights under this Section 5.07 more often than two times during any fiscal year and only one such time shall be at the Borrower’s expense.

SECTION 5.08. Use of Proceeds. The proceeds of the Term Loans, together with the Equity Contribution and loans under the Second Lien Credit Agreement, shall be used solely to pay the cash purchase price of the Acquisition, to repay the Existing Debt and to pay related fees and expenses. The proceeds of the Revolving Loans and Swingline Loans, shall be used for working capital and general corporate purposes (including Permitted Acquisitions); provided, however, that up to $10,000,000 of the Revolving Loans may be drawn on the Closing Date and used to pay a distribution to the Investors to fund a portion of the cash purchase price of the Acquisition, to repay a portion of the Existing Debt and to pay related fees and expenses. The Letters of Credit shall be used solely to support obligations of the Borrower and the Subsidiaries incurred for working capital and general corporate purposes (including Permitted Acquisitions and Capital Expenditures).

SECTION 5.09. Further Assurances. (a)  From time to time duly authorize, execute and deliver, or cause to be duly authorized, executed and delivered, such additional instruments, certificates, financing statements, agreements or documents, and take all reasonable actions (including filing UCC and other financing statements but subject to the limitations set forth in the Security Documents), as the Administrative Agent or the Collateral Agent may reasonably request, for the purposes of perfecting the rights of the Administrative Agent, the Collateral Agent and the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by Holdings, the Borrower or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent, the Collateral Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, each of Holdings and the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent or such Lender may reasonably be required to obtain from Holdings, the Borrower or any other Loan Party for such governmental consent, approval, recording, qualification or authorization.

(b)   With respect to any assets acquired by any Loan Party after the Closing Date of the type constituting Collateral under the Guarantee and Collateral Agreement and as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected security interest, on or prior to the date of delivery of the certificate under Section 5.04(c) following the date of such acquisition (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other Security Documents as the Collateral Agent deems necessary to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such assets and (ii) take all actions necessary to grant to, or continue on behalf of, the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest in such assets (subject only to Liens permitted under Section 6.02), including the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or as may be reasonably requested by the Administrative Agent or the Collateral Agent.

(c)   With respect to any fee interest in any real property (other than fee property of a Project Subsidiary prior to the time the Permitted Project Debt is repaid in full) located in the United States with a book value in excess of $5,000,000 (as reasonably estimated by the Borrower) acquired after the Closing Date by any Loan Party (including as a result of a Permitted Acquisition of a Person that owns such real property), within 60 days following the date of such acquisition (i) execute and deliver a Mortgage in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such real property and complying with the provisions herein and in the Security Documents, (ii) provide the Secured Parties with title and extended coverage insurance in an amount equal to the book value of such real property, and if applicable, flood insurance, all in accordance with the standards for deliveries contemplated on the Closing Date, (iii) if requested by the Administrative Agent make available counsel reasonably satisfactory to the Administrative Agent and the Collateral Agent to advise the Administrative Agent and the Collateral Agent with respect to the form and substance of the applicable Mortgage and (iv) deliver to the Administrative Agent, upon the Administrative Agent’s request, a copy of any consultant’s reports, environmental site assessments or other material documents, if any, in the possession of the Borrower or any other Loan Party.

(d)   With respect to any Subsidiary (other than a Foreign Subsidiary or a Project Subsidiary) created or acquired after the Closing Date, and with respect to any Project Subsidiary upon payment in full of all Permitted Project Debt of such Project Subsidiary, on or prior to the date of delivery of the certificate under Section 5.04(c) following such creation or the date of such acquisition, or payment, as the case may be (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent or the Collateral Agent deems necessary to grant to the Collateral Agent, for the benefit of the Secured Parties, a valid, perfected security interest in the Equity Interests in such new Subsidiary that are owned by any of the Loan Parties, (ii) deliver to the Collateral Agent the certificates, representing any of such Equity Interests that constitute certificated securities, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the pledgor and (iii) cause such Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and each Intellectual Property Security Agreement and (B) to take such actions necessary to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest in any assets required to be Collateral pursuant to the Guarantee and Collateral Agreement and each Intellectual Property Security Agreement with respect to such Subsidiary, including, if applicable, the recording of instruments in the United States Patent and Trademark Office and the United States Copyright Office and the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement, any applicable Intellectual Property Security Agreement or as may be reasonably requested by the Administrative Agent or the Collateral Agent.

(e)   With respect to any Equity Interests in any Foreign Subsidiary or Project Subsidiary that are acquired after the Closing Date by any Loan Party (including as a result of formation of a new Foreign Subsidiary or Project Subsidiary), on or prior to the date of delivery of the certificate under Section 5.04(c) following the date of such acquisition (or, in the case of a Project Subsidiary where Equity Interests are or will be subject to a Lien in favor of lenders of the Permitted Project Debt, upon payment in full of all Permitted Project Debt of such Subsidiary) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent or the Collateral Agent reasonably deems necessary in order to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest (subject only to Liens permitted under Section 6.02) in the Equity Interests in such Foreign Subsidiary or such Project Subsidiary that are owned by the Loan Parties (provided, that in no event shall more than 65% of the total outstanding voting Equity Interests in any Foreign Subsidiary be required to be so pledged) and (ii) deliver to the Collateral Agent any certificates representing any such Equity Interests that constitute certificated securities, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the pledgor, as the case may be, and take such other action as may be necessary to perfect the security interest of the Collateral Agent thereon.

SECTION 5.10. Interest Rate Protection. No later than the 120th day after the Closing Date, the Borrower shall enter into, and for a minimum of two years after the Closing Date maintain, Hedging Agreements reasonably acceptable to the Administrative Agent such that, after giving effect thereto, at least 50% of the aggregate principal amount of its consolidated funded long-term Indebtedness is effectively subject to a fixed or maximum interest rate.

ARTICLE VI

Negative Covenants

Each of Holdings and the Borrower covenants and agrees that, until the Commitments have been terminated and the principal of and interest on each Loan, all

Fees and all other expenses or amounts payable under any Loan Document (including amounts drawn under Letters of Credit) have been paid in full and all Letters of Credit have been canceled or have expired (or the Borrower shall have provided L/C Backstop or made other arrangements reasonably satisfactory to the Administrative Agent and the Issuing Bank with respect thereto), neither Holdings nor the Borrower will, nor will they cause or permit any of their Subsidiaries to:

SECTION 6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness existing on the Closing Date and set forth in Schedule 6.01 and any Permitted Refinancing thereof;

(b) Indebtedness created hereunder and under the other Loan Documents;

(c) Indebtedness under the Second Lien Credit Agreement and the related loan documents in an aggregate principal amount of up to $150,000,000 at any time outstanding, less the amount of any principal payments made thereon after the Closing Date, and any Permitted Refinancing in respect thereof;

(d) intercompany Indebtedness of Holdings and its Subsidiaries to extent permitted by Section 6.04;

(e) Indebtedness of the Borrower or any of its Subsidiaries incurred to finance the acquisition, construction or improvement of any asset, and any Permitted Refinancing thereof; provided, that (i) such Indebtedness (other than Permitted Refinancing) is incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this Section 6.01(e), when combined with the aggregate principal amount of all Capital Lease Obligations incurred pursuant to Section 6.01(f), shall not exceed $25,000,000 at any time outstanding;

(f) Capital Lease Obligations in an aggregate principal amount, when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Section 6.01(e), not in excess of $25,000,000 at any time outstanding;

(g) Indebtedness of the Borrower and the Subsidiaries (A) assumed in connection with any Permitted Acquisition (so long as such Indebtedness is not incurred in contemplation of such Permitted Acquisition) or (B) owed to the seller of any property acquired in a Permitted Acquisition on an unsecured, subordinated basis (which subordination shall be on terms reasonably acceptable to the Administrative Agent) and, in each case any Permitted Refinancing in respect of the foregoing; provided, that in each case, (i) such Indebtedness is unsecured (other than as permitted by Section 6.02(d)), (ii) both immediately prior and after giving effect thereto, (1) no Default shall exist or result therefrom and (2) Holdings and its Subsidiaries will be in Pro Forma Compliance with the covenants set forth in Sections 6.11 and 6.12;

(h) unsecured Indebtedness (“Permitted Senior Debt”) of the Borrower; provided, that (i) the aggregate principal amount of Indebtedness permitted by this Section 6.01 (h) at any time outstanding shall not exceed $100,000,000 (ii) both immediately prior and after giving effect to incurring any such Indebtedness, (1) no Default shall exist or result therefrom and (2) Holdings and its Subsidiaries will be in Pro Forma Compliance with the covenants set forth in Sections 6.11 and 6.12, (iii) such Indebtedness does not mature prior to the date 91 days after the Term Loan Maturity Date, and does not require any scheduled amortization or other scheduled payments of principal prior to the Term Loan Maturity Date (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemption provisions satisfying the requirement of clause (iv) hereof) and (iv) such Indebtedness has terms (other than interest rate and redemption premiums), taken as a whole, that are not materially less favorable to the Borrower than the terms of senior unsecured debt securities of comparable issuers issued in the capital markets;

(i) unsecured subordinated Indebtedness (“Permitted Subordinated Debt”) of the Borrower; provided, that (i) the aggregate principal amount of Indebtedness permitted by this Section 6.01(i) at any time outstanding shall not exceed $150,000,000 (ii) both immediately prior and after giving effect to incurring any such Indebtedness, (1) no Default shall exist or result therefrom and (2) Holdings and the Subsidiaries will be in Pro Forma Compliance with the covenants set forth in Sections 6.11 and 6.12, (iii) such Indebtedness does not mature prior to the date 91 days after the Term Loan Maturity Date and does not require any scheduled amortization or other scheduled payments of principal prior to the Term Loan Maturity Date (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemptions provisions satisfying the requirement of clause (iv) hereof), (iv) such Indebtedness has terms (other than interest rate and redemption premiums), taken as a whole, that are not materially less favorable to the Borrower than the terms of the senior subordinated debt securities of comparable issuers issued in the capital markets and (v) such Indebtedness (and any Guarantees thereof) are subordinated to the Obligations (and any refinancing thereof) on terms no less favorable to the Lenders than subordination terms customary for senior subordinated debt securities of comparable issuers issued in the capital markets or on terms reasonably acceptable to the Administrative Agent;

(j) Guarantees by Holdings, the Borrower or any of their Subsidiaries of Indebtedness (other than Permitted Project Debt) of the Borrower or any other Subsidiary otherwise permitted hereunder; provided, that (x) no guarantee of any Permitted Subordinated Debt, Permitted Senior Debt or other subordinated Indebtedness that is Material Indebtedness (or any Permitted Refinancing thereof) by any Subsidiary that is not a Loan Party shall be permitted unless such Subsidiary shall have also provided a Guarantee of the Obligations substantially on the terms set forth in the Guarantee and Collateral Agreement and (y) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(k) Indebtedness incurred by Holdings and its Subsidiaries representing deferred compensation to directors, officers, members of management, employees or consultants of Holdings and its Subsidiaries incurred in the ordinary course of business;

(l) Indebtedness consisting of promissory notes issued by Holdings or any of its Subsidiaries to future, present or former directors, officers, members of management, employees or consultants of Holdings or any of its Subsidiaries or their respective estates, heirs, family members, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings permitted by Section 6.06;

(m) Indebtedness incurred by Holdings or any of its Subsidiaries in a Permitted Acquisition or an Asset Sale under agreements providing for indemnification, the adjustment of the purchase price or similar adjustments;

(n) Indebtedness consisting of obligations of Holdings or any of its Subsidiaries under deferred compensation or other similar arrangements incurred by such person in connection with the Transaction and Permitted Acquisitions;

(o) cash management obligations and Indebtedness incurred by Holdings or any of its Subsidiaries in respect of netting services, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts;

(p) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations of the Borrower or any of its Subsidiaries contained in supply arrangements, in each case, in the ordinary course of business;

(q) Indebtedness incurred by Holdings and its Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business in respect of workers compensation claims, unemployment insurance, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to such similar reimbursement-type obligations; provided, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(r) obligations in respect of surety, stay, customs and appeal bonds, performance bonds, performance and completion guarantees and other obligations of a like nature provided by the Borrower or any of its Subsidiaries or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business; provided, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(s) Indebtedness in respect of Hedging Agreements entered into in the ordinary course of business and not for speculative purposes;

(t) Indebtedness in respect of any bankers’ acceptances supporting trade payables, warehouse receipts or similar facilities entered into the ordinary course of business;

(u) Indebtedness (other than for borrowed money) subject to Liens permitted under Section 6.02;

(v) other Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount not exceeding $25,000,000 at any time outstanding;

(w) Permitted Project Debt; and

(x) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (w) above.

SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or any income or revenues or rights in respect of any thereof now owned or hereafter acquired by it, except:

(a) Liens on property of the Borrower and the Subsidiaries existing on the Closing Date and set forth in Schedule 6.02 and modifications, refinancings, extensions, renewals and replacements thereof; provided, that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 6.01, and (B) proceeds and products thereof and (ii) the modification, refinancing, extension, renewal and replacement thereof of the obligations secured or benefited by such Liens (if such obligations constitute Indebtedness) is permitted by Section 6.01;

(b) any Lien created under the Loan Documents;

(c) Second Priority Liens;

(d) any Lien existing on any property acquired by the Borrower or any of its Subsidiaries after the Closing Date (if such Lien existed prior to the acquisition of such asset) or existing on any property or assets of any person that becomes a Subsidiary after the Closing Date prior to the time such person becomes a Subsidiary, as the case may be and any modification, refinancing, extension, renewal and replacement thereof; provided, that (i) such Lien is not created in contemplation of or in connection with such acquisition or such person becoming a Subsidiary, (ii) in the case of Liens securing purchase money Indebtedness or Capital Lease Obligations, such Lien does not apply to any other property or assets of Holdings, the Borrower or any Subsidiary (other than the proceeds or products thereof and after-acquired property subjected to a Lien pursuant to terms existing at the time of such acquisition, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition); provided, that individual financings otherwise permitted to be secured hereunder provided by one person (or its affiliates) may be cross collateralized to other such financings provided by such person (or its affiliates), (iii) in the case of Liens securing Indebtedness other than purchase money Indebtedness or Capitalized Lease Obligations, such Liens do not extend to the property of any person other than the person acquired or formed to make such acquisition and the subsidiaries of such person and (iv) the Indebtedness secured thereby (or, as applicable, any modifications, replacements, renewals or extensions thereof) is permitted under Section 6.01;

(e) Liens for taxes (i) which are not yet overdue for a period of more than 30 days, or, (ii) if more than 30 days overdue (x) so long as the validity or amount thereof is (A) being contested in good faith, (B) by appropriate proceedings diligently conducted and (C) with respect to which adequate reserves in accordance with GAAP have been established or (y) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(f) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords, construction contractors or other like Liens arising in the ordinary course of business and securing obligations which are not overdue for a period of more than 30 days, or, if more than 30 days overdue, (i) which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable person in accordance with GAAP or (ii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(g) (i) Liens incurred in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations, (ii) Liens incurred in the ordinary course of business securing insurance premiums or reimbursement obligations under insurance policies or (iii) obligations in respect of letters of credit or bank guarantees that have been posted by Holdings or any of its Subsidiaries to support the payment of the items set forth in clauses (i) and (ii) of this Section 6.02(g);

(h) (i) deposits to secure the performance of bids, trade contracts (other than Indebtedness for borrowed money), leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds, performance and completion guarantees and other obligations of a like nature incurred in the ordinary course of business (including Hedging Agreements) and (ii) obligations in respect of letters of credit or bank guarantees that have been posted by the Borrower or any of its Subsidiaries to support the payment of items set forth in clause (i) of this Section 6.02(h);

(i) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of Holdings or any of its Subsidiaries;

(j) purchase money security interests in property acquired (or, in the case of improvements, constructed) by the Borrower or any Subsidiary; provided, that (i) such security interests secure Indebtedness permitted by Section 6.01, (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 270 days after such acquisition (or construction), and (iii) such security interests do not apply to any other property or assets of the Borrower or any Subsidiary; provided, that individual financings otherwise permitted to be secured hereunder provided by one person (or its affiliates) may be cross collateralized to other such financings provided by such person (or its affiliates);

(k) judgment Liens securing judgments not constituting an Event of Default under Article VII;

(l) any interest or title of a lessor or sublessor under any lease entered into by the Borrower or any of its Subsidiaries in the ordinary course of business and covering only the assets so leased and any Liens of such lessor’s or sublessor’s interest or title;

(m) Liens (i) on cash deposits and other funds maintained with a depositary institution, in each case arising in the ordinary course of business by virtue of any statutory or common law provision relating to banker’s liens, (ii) attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry, (iv) relating to a pooled deposit or sweep accounts of Holdings or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of such person or (v) relating to purchase orders and other similar agreements entered into in the ordinary course of business;

(n) (i) leases, subleases, licenses or sublicenses granted to any other person in the ordinary course of business and (ii) the rights reserved or vested in any person by the terms of any lease, license, franchise, grant or permit held by Holdings or any of its Subsidiaries or by a statutory provision to terminate any such lease, license, franchise, grant or permit or to require periodic payments as a condition to the continuance thereof;

(o) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(p) Liens (i) (A) on advances of cash or Permitted Investments in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.04 to be applied against the purchase price for such Investment, and (B) consisting of an agreement to dispose of any property in an Asset Sale permitted under Section 6.05, in each case, solely to the extent such Investment or Asset Sale, as the case may be, would have been permitted on the date of the creation of such Lien and (ii) on cash earnest money deposits made by Holdings or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(q) Liens in favor of the Borrower or any Subsidiary securing Indebtedness permitted under Section 6.04(a) or other obligations (other than Indebtedness) owed by the Borrower or any of its Subsidiaries to the Borrower or any of its other Subsidiaries;

(r) Liens arising from precautionary UCC financing statement filings (or similar filings under applicable Law) regarding leases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(s) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course or business not prohibited by this Agreement;

(t) Liens on assets of Project Subsidiaries securing Permitted Project Debt; and

(u) other Liens securing Indebtedness or other obligations outstanding in an aggregate principal amount not to exceed $15,000,000.

SECTION 6.03. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (a) the sale or transfer of such property is permitted by Section 6.05 and (b) any Capital Lease Obligations, Guarantees or Liens arising in connection therewith are permitted by Sections 6.01 and 6.02, as applicable.

SECTION 6.04. Investments, Loans and Advances. Purchase, hold or acquire any Equity Interests or evidences of indebtedness of, make or permit to exist any loans or advances to, or make or permit to exist any investment in any other person, or purchase or otherwise acquire all or substantially all the assets or business of any other person or assets constituting a business unit, line of business or division of another person (collectively, an “Investment”), except:

(a) Investments by Holdings, the Borrower and the Subsidiaries in Holdings, the Borrower and the Subsidiaries; provided, that (i) the aggregate amount of Investments made after the Closing Date by Loan Parties in

Subsidiaries of Holdings (other than D&W Railroad, LLC, so long as it is not a wholly-owned Subsidiary) that are not Loan Parties (determined without regard to any write-downs or write-offs of such Investments) shall not exceed $5,000,000 at any time outstanding and (ii) Investments by Holdings and its Subsidiaries in D&W Railroad, LLC may not exceed the amounts required to be contributed by the Borrower to D&W Railroad, LLC pursuant to Section 3.01(b) of the Limited Liability Company Agreement of D&W Railroad, LLC dated as of December 20, 2005 as in effect on the date hereof, other than any contributions used to materially extend the rail line.

(b) Investment in assets that were Permitted Investments at the time made;

(c) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts or other disputes with, any person, in each case in the ordinary course of business and upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(d) Holdings and its Subsidiaries may make loans and advances in the ordinary course of business to their respective directors, officers, members of management, employees and consultants in an aggregate principal amount at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) not to exceed $5,000,000;

(e) the Borrower and the Subsidiaries may enter into Hedging Agreements that (i) are required by Section 5.10 or (ii) are not speculative in nature and are entered into to hedge or mitigate risks to which the Borrower or a Subsidiary is exposed in the conduct of its business;

(f) Permitted Acquisitions;

(g) Investments consisting of non-cash consideration received from an Asset Sale in compliance with Section 6.05;

(h) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(i) Investments consisting of Indebtedness, Liens, sale and leaseback transactions, fundamental changes, Asset Sales and Restricted Payments permitted under Section 6.01, 6.02, 6.03, 6.05 and 6.06, respectively;

(j) Investments existing or contemplated on the date hereof and set forth on Schedule 6.04 and any modification, replacement, renewal or extension thereof; provided, that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 6.04;

(k) loans and advances to Holdings in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments permitted to be made to Holdings in accordance with Section 6.06;

(l) advances of payroll payments to employees in the ordinary course of business;

(m) Guarantees by Holdings or any of its Subsidiaries of leases (other than Capital Lease Obligations) entered into in the ordinary course of business;

(n) Investments in the ordinary course consisting of endorsements for collection or deposit; and

(o) additional Investments (net of any cash repayment of or return on such Investments theretofore received) (i) not to exceed $15,000,000 in any fiscal year (provided, that to the extent that the aggregate amount of Investments made by Holdings and its Subsidiaries in any fiscal year pursuant to this Section 6.04(o) (x) is less than the amount permitted for such fiscal year, the amount of such difference may be carried forward and used to make Investments in the succeeding fiscal years, and (y) is greater than the amount permitted for such fiscal year (including any amount carried forward pursuant to clause (x)), an amount of up to 100% of the amount otherwise permitted for the immediately succeeding fiscal year may be reallocated to such current fiscal year) and (ii) up to an amount equal to the sum of (A) the aggregate amount of Net Cash Proceeds from any issuance of Equity Interests (other than Disqualified Equity Issuances) after the Closing Date, plus (B) the Cumulative Excess Cash Flow, but only to the extent the amounts described in clauses (A) and (B) above are Not Otherwise Applied.

SECTION 6.05. Mergers, Consolidations, and Sales of Assets. (a)  Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, except:

(i) any Subsidiary may merge into (x) the Borrower in a transaction in which the Borrower is the surviving corporation or the surviving person shall expressly assume the obligations of such Borrower in a manner reasonably acceptable to the Administrative Agent, or (y) any one or more other Subsidiaries; provided, that when any such Subsidiary is a Loan Party (A) a Loan Party shall be the continuing or surviving person or (B) to the extent constituting an Investment, such Investment must be an Investment in or Indebtedness permitted by Sections 6.04 and 6.01, respectively;

(ii) the Merger;

(iii) Holdings may merge with Parent so long as (A) the continuing or surviving entity is or becomes a party to this Agreement and each other Loan Document to which Holdings is a party (in which case the term “Holdings” shall be deemed to refer to such surviving entity for all purposes of the Loan Documents) and (B) no Default exists or would result therefrom;

(iv) so long as no Event of Default exists or would result therefrom, the Borrower or any of its Subsidiaries may merge with any other person in order to effect an Investment permitted pursuant to Section 6.04; provided, that (A) if the continuing or surviving person is a Subsidiary, such Subsidiary shall have complied with the requirements of Section 5.09, (B) to the extent constituting an Investment, such Investment must be permitted under Section 6.04 and (C) if the Borrower is a party thereto, the Borrower shall be the continuing or surviving person or the surviving person shall expressly assume the obligations of the Borrower in a manner reasonably acceptable to the Administrative Agent;

(v) the Borrower and the Subsidiaries may consummate a merger or consolidation, the purpose of which is to effect an Asset Sale permitted pursuant to Section 6.05(b); provided, that if the Borrower is a party thereto, (A) the Borrower shall be the continuing or surviving person or the surviving person shall expressly assume the obligations of the Borrower in a manner reasonably acceptable to the Administrative Agent and (B) the Borrower or such continuing or surviving person shall continue to be a direct wholly owned Subsidiary of Holdings; and

(vi) the Borrower may merge with one of its Subsidiaries for the purpose of effecting an Investment permitted pursuant to Section 6.04; provided, that (A) the Borrower shall be the continuing or surviving person or the surviving person shall expressly assume the obligations of the Borrower in a manner reasonably acceptable to the Administrative Agent, and (B) the Borrower or such surviving person shall continue to be a direct wholly owned Subsidiary of Holdings.

(b)   Make any Asset Sale except:

(i) Asset Sales of obsolete, used, surplus or worn out property, whether now owned or hereafter acquired, or of property no longer used or useful in the conduct of business of the Borrower and the Subsidiaries, in each case in the ordinary course of business;

(ii) Asset Sales of inventory in the ordinary course of business;

(iii) Asset Sales to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property or (B)

the proceeds of such Asset Sale are promptly applied to the purchase price of such replacement property;

(iv) Asset Sales by the Borrower or any of its Subsidiaries to the Borrower or any of its Subsidiaries (in each case including any such Asset Sales effected pursuant to a merger, liquidation or dissolution); provided, that if the transferor of such property is a Loan Party (x) the transferee thereof must either be the Borrower or a Subsidiary Guarantor or (y) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 6.04;

(v) Asset Sales permitted by Sections 6.04, 6.05(a) and 6.06 and Liens permitted by Section 6.02;

(vi) Asset Sales of Permitted Investments;

(vii) Asset Sales of accounts receivable in connection with the collection or compromise thereof;

(viii) leases, subleases, licenses or sublicenses of property in the ordinary course of business and which do not materially interfere with the business of the Borrower and the Subsidiaries;

(ix) transfers of property subject to casualty or condemnation proceeding (including in lieu thereof) upon receipt of the Net Cash Proceeds therefor;

(x) Asset Sales not otherwise permitted under this Section 6.05(b); provided, that (A) at the time of such Asset Sales, no Event of Default shall exist or would result therefrom, (B) the aggregate book value of all property disposed of in reliance on this clause (x) shall not exceed $10,000,000 in any fiscal year and (C) the purchase price for such property (if in excess of $1,000,000) shall be paid to the Borrower or such Subsidiary for not less than 75% cash consideration;

(xi) Asset Sales in the ordinary course of business consisting of the abandonment of intellectual property rights which, in the reasonable good faith determination of the Borrower, are not material to the conduct of the business of the Borrower and the Subsidiaries;

(xii) Asset Sales of Investments in joint ventures to the extent required by, or made pursuant to buy/sell arrangements between the joint venture parties set forth in, joint venture arrangements and similar binding arrangements (x) in substantially the form as such arrangements are in effect on the Closing Date or (y) to the extent that the Net Cash Proceeds of such Asset Sale are applied to prepay the Term Loans pursuant to Section 2.13(b);

(xiii) Asset Sales by any Subsidiary of the Borrower of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided, that (x) if the transferor in such a transaction is a Guarantor, then the transferee must either be the Borrower or a Guarantor or (y) to the extent constituting an Investment, such Investment must be an Investment permitted by Section 6.04;

(xiv) Asset Sales of real property and related assets in the ordinary course of business in connection with relocation activities for directors, officers, members of management, employees or consultants of Holdings and the Subsidiaries;

(xv) voluntary terminations of Hedging Agreements other than those required to be maintained by this Agreement; and

(xvi) the expiration of any option agreement in respect of real or personal property.

SECTION 6.06. Restricted Payments; Restrictive Agreements. (a)  Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so except:

(i)  any Subsidiary may declare and make Restricted Payments ratably to its equity holders;

(ii)  Holdings and its Subsidiaries may declare and make Restricted Payments payable solely in the Equity Interests (other than Disqualified Equity Interests) of such person;

(iii)  so long as no Event of Default shall have occurred and be continuing or would result therefrom, Holdings may make Restricted Payments with the Net Cash Proceeds received from any issuance by Holdings of its Equity Interests (other than Disqualified Equity Interests) to the extent Not Otherwise Applied;

(iv)  on the Closing Date, Holdings and its Subsidiaries may consummate the Transaction;

(v)  to the extent constituting Restricted Payments, Holdings and its Subsidiaries may enter into transactions expressly permitted by Section 6.05 or 6.07;

(vi)  repurchases of Equity Interests of Holdings deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(vii)  Holdings may pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of Holdings (or may make Restricted Payments to Parent to enable it to repurchase, retire or otherwise acquire or retire for value Equity Interests of Parent) held by any future, present or former director, officer, member of management, employee or consultant of Parent, Holdings or any of its Subsidiaries (or the estate, heirs, family members, spouse or former spouse of any of the foregoing); provided, that the aggregate amount of Restricted Payments made under this clause (vii) does not exceed in any fiscal year $5,000,000 (with unused amounts in any fiscal year being carried over to the two succeeding fiscal years subject to a maximum (without giving effect to the following proviso) of $10,000,000 in any fiscal year)); and provided, further, that such amount in any fiscal year may be increased by an amount not to exceed (A) the Net Cash Proceeds from the sale of Equity Interests (other than Disqualified Equity Interests) of Holdings (or Parent) to directors, officers, members of management, employees or consultants of Parent, Holdings or of its Subsidiaries (or the estate, heirs, family members, spouse or former spouse of any of the foregoing) that occurs after the Closing Date plus (B) the amount of any cash bonuses otherwise payable to directors, officers, members of management, employees or consultants of Parent, Holdings or any of its Subsidiaries in connection with the Transaction that are foregone in return for the receipt of Equity Interests of Holdings (or Parent) pursuant to a deferred compensation plan of such person (provided, that Consolidated EBITDA is reduced as a result thereof) plus (C) the cash proceeds of key man life insurance policies received by Parent, Holdings, the Borrower or its Subsidiaries after the Closing Date (provided, that Holdings may elect to apply all or any portion of the aggregate increase contemplated by clauses (A), (B) and (C) above in any fiscal year);

(viii)  the Borrower may make Restricted Payments to Holdings (and Holdings may make Restricted Payments to Parent):

(A)          the proceeds of which shall be used by Holdings (or Parent) to (1) pay operating expenses of Parent, Holdings and its Subsidiaries incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, plus any reasonable and customary indemnification claims made by directors, officers, members of management, employees or consultants of Parent or Holdings each to the extent attributable to the ownership or operations of the Borrower and the Subsidiaries and (2) pay its franchise or similar taxes and other similar fees, taxes and expenses required to maintain Holdings’ corporate existence;

(B)           the proceeds of which will be used by Holdings (or Parent) to make Restricted Payments permitted by clause (vii) above;

(C)           to finance any Investment permitted to be made pursuant to Section 6.04; provided, that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) Holdings (or Parent) shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or one of its Subsidiaries or (2) the merger (to the extent permitted in Section 6.05) of the person formed or acquired into the Borrower or one of its Subsidiaries in order to consummate such Permitted Acquisition;

(D)          the proceeds of which shall be used by Holdings (or Parent) to pay fees and expenses related to any unsuccessful equity or debt offering permitted by this Agreement;

(E)           the proceeds of which shall be used to make cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Holdings (or Parent) or its Subsidiaries;

(F)           the proceeds of which shall be used by Holdings (or Parent) to pay customary salary, bonuses and other benefits payable to officers and employees of Holdings (or Parent) to the extent such salaries, bonuses and other benefits are directly attributable and reasonably allocated to the operations of the Borrower and the Subsidiaries;

(G)           the proceeds of which shall be used by Holdings (or Parent) to pay amounts owing pursuant to the Sponsor Agreement, tax sharing agreements, and other amounts of the type described in Section 6.07, in each case to the extent the applicable payment would be permitted under Section 6.07 if such payment were to be made by the Borrower or its Subsidiaries;

(H)          the proceeds of which are used to make Tax Distributions;

(I)            the proceeds of which are used to make Specified Tax Payments; and

(ix)  in addition to the foregoing, so long as no Event of Default has occurred and is continuing, Holdings may make other Restricted Payments in an amount not exceeding applicable CECF Percentage of the Cumulative Excess Cash Flow that is Not Otherwise Applied.

(b)   Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon:

(i)   the ability of Holdings, the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations, or

(ii)  the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided, that

(A)          the foregoing shall not apply to

(1)           restrictions and conditions imposed by law or by any Loan Document or the Second Lien Credit Agreement,

(2)           customary restrictions and conditions contained in agreements relating to an Asset Sale of a Subsidiary or any property pending such sale, provided such restrictions and conditions apply only to the Subsidiary or property that is to be sold,

(3)           restrictions and conditions imposed on (x) any Foreign Subsidiary by the terms of any Indebtedness of such Foreign Subsidiary permitted to be incurred hereunder or (y) any Project Subsidiary by the terms of the documentation governing any Permitted Project Debt of such Project Subsidiary,

(4)           restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness,

(5)           are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary, so long as such restrictions were not entered into solely in contemplation of such person becoming a Subsidiary,

(6)           restrictions and conditions imposed by the terms of the documentation governing any Indebtedness of a Subsidiary of the Borrower that is not a Loan Party, which indebtedness is permitted by Section 6.01,

(7)           are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 6.04 or to D&W Railroad, LLC (so long as it is not a wholly owned Subsidiary) and applicable solely to such joint venture entered into in the ordinary course of business or to D&W Railroad, LLC (so long as it is not a wholly owned Subsidiary), and

(8)           are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 6.01 but only if such negative pledge or restriction expressly permits Liens for the benefit of the Administrative Agent and/or the Collateral Agent and the Lenders with respect to the credit facilities established hereunder and the Obligations under the Loan Documents on a senior basis and without a requirement that such holders of such Indebtedness be secured by such Liens equally and ratably or on a junior basis; and

(B) clause (i) of the foregoing shall not apply to customary provisions in leases, subleases, licenses, sublicenses and other contracts restricting the assignment thereof.

SECTION 6.07. Transactions with Affiliates. Except for transactions by or among Loan Parties, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a) Holdings or any Subsidiary may engage in any of the foregoing transactions at prices and on terms and conditions not less favorable to Holdings or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;

(b) Holdings and its Subsidiaries may pay fees (so long as no Event of Default has occurred under clauses (g)(i) and (h) of Article VII) and pay, expenses and make indemnification payments to the Sponsor pursuant to and in accordance with the Sponsor Agreement; provided, that no Event of Default under clauses (g)(i) or (h) of Article VII has occurred and is continuing;

(c) the payment of fees and expenses in connection with the consummation of the Transaction;

(d) issuances by Holdings and the Subsidiaries of Equity Interests not prohibited under this Agreement;

(e) customary fees payable to any directors of Holdings and Parent and reimbursement of reasonable out-of-pocket costs of the directors of Holdings and Parent, in the case of Parent to the extent attributable to the operations of Holdings and its Subsidiaries);

(f) employment and severance arrangements entered into by Holdings and its Subsidiaries with their officers and employees in the ordinary course of business;

(g) payments by Holdings and its Subsidiaries to each other pursuant to tax sharing agreements among Holdings and its Subsidiaries on customary terms;

(h) the payment of customary fees and indemnities to directors, officers and employees of Holdings and its Subsidiaries in the ordinary course of business;

(i) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 6.07 or any amendment thereto to the extent such an amendment is not adverse to the interests of the Lenders in any material respect;

(j) Restricted Payments permitted under Section 6.06;

(k) payments by Holdings and its Subsidiaries to the Sponsor made for any customary financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by a majority of the board of directors of Holdings, in good faith; and

(l) loans and other transactions among Holdings and its Subsidiaries to the extent permitted under this Article VI.

SECTION 6.08. Business of Holdings, Borrower and Subsidiaries. (a)  With respect to Holdings, engage in any business activities or have any assets or liabilities other than its ownership of the Equity Interests of the Borrower and liabilities and activities incidental thereto including its liabilities pursuant to the Loan Documents, the Second Lien Credit Agreement and related loan documents, the Purchase Agreement and the related Transactions and any transactions Holdings is permitted to engage in pursuant to this Article 6.

(b)   With respect to the Borrower and the Subsidiaries, engage at any time in any business or business activity other than the business conducted by it on the Closing Date (after giving effect to the Transactions) and business activities reasonably incidental, ancillary or related thereto.

SECTION 6.09. Other Indebtedness and Agreements. (a)  Permit any waiver, supplement, modification, amendment, termination, release, refinancing or refunding of (i) the Second Lien Credit Agreement and the Second Lien Guarantee and Collateral Agreement except to the extent such waiver, supplement, modification, amendment, termination, release, refinancing or refunding is effected in accordance with the Intercreditor Agreement or (ii) the provisions with respect to the payment of fees set forth in the Sponsor Agreement, in each case if the effect of such waiver, supplement, modification, amendment, termination or release is adverse in any material respect to the interests of the Lenders.

(b)   (i)  Except for regular scheduled payments of principal and interest as and when due (to the extent not prohibited by applicable subordination provisions), make any distribution, whether in cash, property, securities or a combination thereof, in respect of, or pay, or offer or commit to pay, or directly or indirectly redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, any Permitted Subordinated Debt, Permitted Senior Debt or Indebtedness under the Second Lien Credit Agreement (other than with (w) in the case of Indebtedness under the Second Lien Credit Agreement, Declined Proceeds applied in accordance with the mandatory prepayment provisions of the Second Lien Credit Agreement as contemplated by Section 2.13(f), (x) the Net Cash Proceeds of a Qualified Public Offering, to the extent

Not Otherwise Applied and provided that no Default has occurred and is continuing, (y) the proceeds of any Permitted Refinancing of any of the foregoing, or (z) the Net Cash Proceeds of any issuance of Equity Interests of Holdings (other than a Qualified Public Offering or Disqualified Equity Interests) to the extent Not Otherwise Applied or the conversion of any such Indebtedness to Equity Interests).

SECTION 6.10. Capital Expenditures. (a)  Subject to paragraphs (b), (c) and (d) below, permit the aggregate amount of Capital Expenditures made by Holdings and its Subsidiaries in any fiscal year to exceed $10,000,000 (it being understood that for the one fiscal year ended 2006, Capital Expenditures shall be measured from the Closing Date through December 31, 2006).

(b)   Notwithstanding anything to the contrary contained in paragraph (a) above, (i) to the extent that the aggregate amount of Capital Expenditures made by Holdings and its Subsidiaries in any fiscal year pursuant to Section 6.10(a) is less than the amount set forth for such fiscal year, the amount of such difference (the “Rollover Amount”) may be carried forward and used to make Capital Expenditures in either of the two immediately succeeding fiscal years, and (ii) if the aggregate amount of Capital Expenditures made by Holdings and its Subsidiaries in any fiscal year is greater than the amount permitted for such fiscal year (including any Rollover Amount), an amount of up to 100% of the amount otherwise available for Capital Expenditures in the immediately succeeding fiscal year pursuant to paragraph (a) may be reallocated to such current fiscal year (the “Carryback Amount”), so long as the base amount of Capital Expenditures permitted by Section 6.10(a) during the next succeeding fiscal year shall be reduced by the Carryback Amount.

(c)   For any fiscal year during which a Permitted Acquisition is consummated and for each fiscal year thereafter, the amount available for Capital Expenditures otherwise permitted under Section 6.10(a) shall increase by an amount equal to the amount of Capital Expenditures made by the acquired person or business for the 36-month period immediately preceding such Permitted Acquisition divided by 3.

(d)   Notwithstanding paragraph (a) above, the Borrower and the Subsidiaries may make the following Capital Expenditures, which shall not be treated as Capital Expenditures for the purposes of paragraph (a), (i) Capital Expenditures made with the Net Cash Proceeds of Equity Interests (other than Disqualified Equity Interests) issued by Holdings after the Closing Date, Permitted Senior Debt and Permitted Subordinated Debt, in each case, Not Otherwise Applied; (ii) Capital Expenditures in an amount not to exceed Cumulative Excess Cash Flow that is Not Otherwise Applied, and (iii) Capital Expenditures not exceeding $175,000,000 in the aggregate made in connection with the construction and start up of one or more ethanol plants owned by the Borrower or a Subsidiary Guarantor.

SECTION 6.11. Interest Coverage Ratio. Permit the Interest Coverage Ratio as of the end of any fiscal quarter ending on or after September 30, 2006, to be less than the ratio set forth below opposite the fiscal quarter end:

Fiscal Quarter Ending	Ratio

on or prior to December 31, 2008	1.50 to 1.0
thereafter but on or prior to December 31, 2010	1.75 to 1.0
after December 31, 2010	2.00 to 1.0

SECTION 6.12. Maximum Total Leverage Ratio. Permit the Total Leverage Ratio as of the end of any fiscal quarter ending on or after September 30, 2006, to be greater than the ratio set forth below opposite the fiscal quarter end:

Fiscal Quarter Ending	Ratio

on or prior to December 31, 2008	6.50 to 1.0
thereafter but on or prior to December 31, 2010	6.00 to 1.0
after December 31, 2010	5.50 to 1.0

ARTICLE VII

Events of Default

In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made in any Loan Document or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for mandatory prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any reimbursement with respect to any L/C Disbursement, interest on any Loan or L/C Disbursement or any Fee or other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

(d) default shall be made in the due observance or performance by Holdings, the Borrower or any Subsidiary of any covenant, condition or agreement contained in Section 5.01(a) (with respect to the Borrower), 5.05(a) or 5.08 or in Article VI;

(e) default shall be made in the due observance or performance by Holdings, the Borrower or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent to the Borrower;

(f) (i)  Holdings, the Borrower or any Subsidiary shall fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to an applicable grace period), which failure enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or that is a failure to pay such indebtedness at its maturity, or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided, that clause (ii) shall not apply to secured Material Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings, the Borrower or any Subsidiary, or of a substantial part of the property or assets of Holdings, the Borrower or a Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Subsidiary or for a substantial part of the property or assets of Holdings, the Borrower or a Subsidiary or (iii) the winding-up or liquidation of Holdings, the Borrower or any Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) Holdings, the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other

Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Subsidiary or for a substantial part of the property or assets of Holdings, the Borrower or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its general inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(i) one or more judgments for the payment of money in an aggregate amount exceeding $20,000,000 shall be rendered against Holdings, the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings, the Borrower or any Subsidiary to enforce any such judgment;

(j) an ERISA Event shall have occurred that, when taken together with all other ERISA Events, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding $20,000,000;

(k) any Guarantee under the Guarantee and Collateral Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms or in accordance with the terms of the other Loan Documents), or any Guarantor shall deny in writing that it has any further liability under the Guarantee and Collateral Agreement (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents);

(l) other than with respect to de minimis items of Collateral not exceeding $1 million in the aggregate, any Lien purported to be created by any Security Document shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) Lien on the securities, assets or properties purported to be covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates representing securities pledged under the Guarantee and Collateral Agreement or to file or record any document delivered to it for filing or recording; or

(m) there shall have occurred a Change in Control;

then, and in every such event (other than an event with respect to Holdings or the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to Holdings or the Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Notwithstanding anything to the contrary contained in this Article VII, in the event that the Borrower fails to comply with the requirements of any financial covenant set forth in Section 6.11 or 6.12 as of the end of any fiscal quarter, Holdings shall have the right (the “Cure Right”) (at any time during such fiscal quarter or thereafter until the date that is 20 days after the date the certificate calculating such financial covenants is required to be delivered pursuant to Section 5.04(c)) to (i) issue Qualified Capital Stock for cash or otherwise receive cash contributions to the common equity of Holdings and (ii) contribute the Net Cash Proceeds therefrom (the “Cure Amount”) to the Borrower as common equity (which proceeds are Not Otherwise Applied), and thereupon such financial covenants shall be recalculated giving effect to the following pro forma adjustments: (i) Consolidated EBITDA shall be increased, for all purposes of this Agreement (other than the computation of Total Leverage Ratio for the purposes of determining Applicable Percentage, CECF Percentage and ECF Percentage), including determining compliance or Pro Forma Compliance with Sections 6.11 and 6.12 as of the end of such fiscal quarter and applicable subsequent periods that include such fiscal quarter by an amount equal to the Cure Amount; and (ii) if, after giving effect to the foregoing recalculations (but not, for the avoidance doubt, taking into account any repayment of Indebtedness in connection therewith), the requirements of all such financial covenants shall be satisfied, then the requirements of such financial covenants shall be deemed satisfied as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of such financial covenants that had occurred shall be deemed cured for the purposes of this Agreement. Notwithstanding anything herein to the contrary, (x) in each four fiscal quarter period there shall be a period of at least one fiscal quarter in which the Cure Right is not exercised, (y) the Cure Amount shall be no greater than the amount required for purposes of complying with such financial covenants and (z) upon Administrative Agent’s receipt of a notice from Holdings or the Borrower that Holdings intends to exercise the Cure Right, until the 20th day following date of delivery of the certificate under Section 5.04(c), none of Administrative Agent or any Lender shall exercise the right to accelerate the Loans or terminate the Commitments and none of

Administrative Agent, Collateral Agent or any other Lender or Secured Party shall exercise any right to foreclose on or take possession of the Collateral solely on the basis of an Event of Default having occurred and being continuing under Section 6.11 or 6.12.

ARTICLE VIII

The Administrative Agent and the Collateral Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent and the Collateral Agent (the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents. The Lenders acknowledge and agree that the Collateral Agent shall also act, subject to and in accordance with the terms of the Intercreditor Agreement, as the collateral agent for the lenders under the Second Lien Credit Agreement.

The bank serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Holdings, the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), and (c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to Holdings, the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence, bad faith or willful misconduct or material breach of the Loan Documents. Neither Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to such Agent by Holdings, the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower or any Affiliate thereof), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in good faith and in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Subject to the appointment and acceptance of a successor Agent as provided below, either Agent may resign at any time by notifying in writing the Lenders, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation of the Administrative Agent or the Collateral Agent, the Required Lenders shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld, and provided, that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing under paragraphs (g)(i) or (h) of Article VII), to appoint a successor which shall be a commercial banking institution organized under the laws of the United States or any State or a United States branch or agency of a commercial banking institution, in each case having a combined capital and surplus of at least $500,000,000 and which shall otherwise be approved by the Borrower, such approval not to be unreasonably withheld or delayed (and shall not be required if an Event of Default has occurred and is continuing under paragraphs (g)(i) or (h) of Article VII). Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and

Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

Each Arranger, in its capacity as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement or any other Loan Document.

Each Lender acknowledges that it has, independently and without reliance upon the Agents, the Arrangers or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents, the Arrangers or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a)   if to the Borrower or Holdings, to it at 21050 140th Street, Iowa Falls, IA 50126, Attention of: J.D. Schlieman and Tim Callahan (Fax No. (641) 648-8925)), cc: (which shall not constitute notice) Angela Fontana, Esq., Weil, Gotshal & Manges, LLP, 200 Crescent Court, Suite 300, Dallas, TX 75201;

(b)   if to Credit Suisse as an Agent, or as Issuing Bank or Swingline Lender, to Credit Suisse, Eleven Madison Avenue, New York, NY 10010, Attention of Agency Group (Fax No. (212) 325-8304); and

(c)   if to a Lender, to it at its address (or fax number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As agreed to among Holdings, the Borrower, the Administrative Agent and the applicable Lenders from time to time in writing, notices and other communications may also be delivered or furnished by e-mail; provided, that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Event of Default certificates delivered pursuant to Section 5.04(c) unless otherwise agreed by the Applicable Agent; provided, further, that approval of such procedures may be limited to particular notices or communications. All such notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided, that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower or Holdings herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document, shall be considered to have been relied upon by the Lenders and the Issuing Bank and shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit by the Issuing Bank, regardless of any investigation made by the Lenders or the Issuing Bank or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank.

SECTION 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, Holdings and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

SECTION 9.04. Successors and Assigns. (a)  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, Holdings, the Administrative Agent, the Collateral Agent, the Issuing Bank or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b)   Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that (i) each of the Administrative Agent and the Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), provided, that the consent of the Borrower shall not be required to any such assignment (A) made to a Lender (other than to Disqualified Institutions) or an Affiliate or Related Fund of a Lender (other than to Disqualified Institutions) or (B) during the continuance of any Event of Default arising under clause (b), (c), (g)(i), or (h) of Article VII, (ii) in the case of any assignment of a Revolving Credit Commitment, each of the Issuing Bank and the Swingline Lender must give its prior written consent (which consent shall not be unreasonably withheld or delayed), (iii) (A) in the case of any assignment, other than assignments to any Lender or any Affiliate or Related Fund thereof, the amount of the Revolving Credit Commitment of the assigning Lender (or, in the case of an assignment of Loans after the Revolving Credit Commitment has expired or been terminated, the aggregate principal amount of the loans of the assigning Lenders) subject to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, if less, the entire remaining amount of such Lender’s Revolving Credit Commitment (or Loans)) and shall be in an amount that is an integral multiple of $1,000,000 (or the entire remaining amount of such Lender’s Revolving Credit Commitment (or Loans) of the applicable Class) and the amount of the Term Loan Commitment or Term Loans of the assigning Lender subject to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (or if less, the entire remaining amount of such Lender’s Term Loan Commitment or Term Loans) and shall be in an amount that is an integral multiple of $1,000,000 (or the entire remaining amount of such Lender’s Term Loan Commitment or Term Loans of the applicable Class), provided, however, that simultaneous assignments to two or more Related Funds shall be combined for purposes of determining whether the minimum assignment requirement is met, and (B) in the case of any assignment to a Lender (other than to Disqualified Institutions) or any Affiliate or Related Fund thereof (other than to Disqualified Institutions), after giving effect to such assignment, the aggregate Revolving Credit Commitments (or Loans) or Term Loan Commitments or Term Loans, as applicable, of the assigning Lender and its Affiliates and Related Funds shall be zero or not less than $1,000,000 and the aggregate Revolving Credit Commitments (or Loans) or Term Loan Commitments or Term Loans, as applicable, of the assignee Lenders and their Affiliates and Related Funds shall be not less than $1,000,000, (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance (such Assignment and Acceptance to be (A) electronically executed and delivered to the Administrative Agent via an electronic settlement system then acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and (B) delivered together with a processing and recordation fee of $3,500, unless waived or reduced by the Administrative Agent in its sole discretion, provided, that only one such fee shall be payable in connection with simultaneous assignments by or to two or more Related Funds) and (v) the assignee, if it shall not be a Lender immediately prior to the assignment, shall deliver to the Administrative Agent an Administrative Questionnaire. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05 with respect to facts and circumstances occurring prior to the effective date of such assignment, as well as to any Fees accrued for its account and not yet paid). Any assignment or transfer that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (f) of this Section 9.04.

(c)   By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:  (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Term Loan Commitment and Revolving Credit Commitment, and the outstanding balances of its Term Loans and Revolving Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of Holdings, the Borrower or any Subsidiary or the performance or observance by Holdings, the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) or delivered pursuant to Section 5.04, the Intercreditor Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee agrees to be bound by the terms of the Intercreditor Agreement; (vii) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (viii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)   The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and any changes thereto, whether by assignment or otherwise, and the Commitment of, and principal amount of the Loans (and related interest amount and fees with respect to such Loan) owing and paid to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and the Borrower, the Administrative Agent, the Issuing Bank, the Collateral Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e)   Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Bank to such assignment (in each case to the extent required pursuant to paragraph (b) above) and any applicable tax forms, the Administrative Agent shall (i) accept such Assignment and Acceptance and (ii) promptly record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f)   Each Lender may without the consent of the Borrower, the Swingline Lender, the Issuing Bank or the Administrative Agent sell participations to one or more banks or other persons (other than to Disqualified Institutions) in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other persons shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant and in the case of Section 2.20, only if such participant shall have provided any form of information that it would have been required to provide under such Section if it were a Lender), (iv) such Lender shall maintain a Register substantially in the form described in Section 9.04(d) (the “Participant Register”) and (v) the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans or L/C Disbursements and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable to such participating bank or person hereunder or the amount of principal of or the rate at which interest is payable on the Loans in which such participating bank or person has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans in which such participating bank or person has an interest, increasing or extending the Commitments in which such participating bank or person has an interest or releasing any Guarantor (other than in connection with the sale of such Guarantor in a transaction permitted by Section 6.05) or all or substantially all of the Collateral). Each Lender selling a participation to a participant (i) shall keep a register, meeting the requirements of Treasury Regulation Section 5f.103-1(c), of each such participation, specifying such participant’s entitlement to payments of principal and interest with respect to such participation, and (ii) shall provide the Administrative Agent and the Borrower with the applicable forms, certificates and statements described in Section 2.20(e) hereof, prior to the times such participant receives payments with respect to such participation, as if such participant was a Lender hereunder.

(g)   Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided, that prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.

(h)   Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided, that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(i)   Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower hereunder and (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (iii) the Granting Lender shall for all purposes remain the Lender of record hereunder. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(j)   Neither Holdings nor the Borrower shall assign or delegate any of its rights or duties hereunder (other than in a transaction permitted by Section 6.05(a)) without the prior written consent of the Administrative Agent, the Issuing Bank and each Lender, and any attempted assignment without such consent shall be null and void.

SECTION 9.05. Expenses; Indemnity. (a)  The Borrower and Holdings agree, jointly and severally, to pay all reasonable out-of-pocket expenses incurred by the Arrangers, the Administrative Agent, the Collateral Agent, the Issuing Bank and the Swingline Lender in connection with the syndication of the Credit Facilities and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Arrangers, the Administrative Agent, the Collateral Agent, the Issuing Bank, the Swingline Lender or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made or Letters of Credit issued hereunder, including reasonable fees, disbursements and other charges of Cravath, Swaine & Moore LLP, counsel for the Administrative Agent and the Collateral Agent, and, in connection with any such enforcement or protection, reasonable fees, disbursements and other charges of one outside counsel and one local counsel in any jurisdiction as the Arrangers, the Administrative Agent, the Collateral Agent, the Issuing Bank, the Swingline Lender or any Lender determine to be reasonably necessary.

(b)   The Borrower and Holdings agree, jointly and severally, to indemnify each Arranger, the Administrative Agent, the Collateral Agent, each Lender, the Issuing Bank, the Swingline Lender and each Related Party of any of the foregoing persons and their successors and assigns (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all costs, expenses (including reasonable fees, out-of-pocket disbursements and other charges of one primary counsel and one local counsel to the Indemnitees taken as a whole in each relevant jurisdiction; provided, that if

(a) one or more Indemnitees shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to one or more other Indemnitees or (b) the representation of the Indemnitees (or any portion thereof) by the same counsel would be inappropriate due to actual or potential differing interests between them, then such expenses shall include the reasonable fees, out-of-pocket disbursements and other charges of one separate counsel to such Indemnitees, taken as a whole, in each relevant jurisdiction, and liabilities of such Indemnitee arising out of or in connection with (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby (including the syndication of the Credit Facilities), (ii) the use of the proceeds of the Loans or issuance of Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates), or (iv) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned or operated by Holdings, the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to Holdings, the Borrower or the Subsidiaries; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such costs, expenses or liabilities resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee (or its Related Parties) or material breach of its (or its Related Parties’) obligations hereunder or relate to the presence or Release of Hazardous Materials that first occur at any property owned by Holdings or the Borrower after such property is transferred to any Indemnitee or its successors or assigns by foreclosure, deed-in-lieu of foreclosure or similar transfer.

(c)   To the extent that Holdings and the Borrower fail to pay any amount required to be paid by them to the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the Aggregate Revolving Credit Exposure, outstanding Term Loans and unused Commitments at the time.

(d)   To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)   The provisions of this Section 9.05 shall survive the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank. All amounts due under this Section 9.05 shall be payable within 30 days after written demand therefor.

SECTION 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower or Holdings against any of and all the obligations of the Borrower or Holdings now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS MOST RECENTLY PUBLISHED AND IN EFFECT, ON THE DATE SUCH LETTER OF CREDIT WAS ISSUED, BY THE INTERNATIONAL CHAMBER OF COMMERCE (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08. Waivers; Amendment. (a)  No failure or delay of the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower or Holdings in any case shall entitle the Borrower or Holdings to any other or further notice or demand in similar or other circumstances.

(b)   Subject to Section 2.24, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Required Lenders and the Loan Parties that are party thereto and are affected by such waiver, amendment or modification; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan or any date for reimbursement of an L/C Disbursement, or waive or forgive any such payment or any part thereof, or decrease the rate of interest on any Loan or L/C Disbursement, without the prior written consent of each Lender directly adversely affected thereby (it being understood that any change to the component definitions of the financial covenants contained in Article VI shall only require the consent of the Borrower and the Required Lenders), (ii) increase or extend the Commitment or decrease or extend the date for payment of any Fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.17, the provisions of Section 9.04(j) (it being understood that any change to Section 6.05 shall only require approval of the Required Lenders) or the provisions of this Section (except as set forth below) or release all or substantially all of the Guarantors or all or substantially all of the Collateral, without the prior written consent of each Lender, (iv) modify the protections afforded to an SPC pursuant to the provisions of Section 9.04(i) without the written consent of such SPC or (v) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Commitments and extensions of credit thereunder on the date hereof and this Section may be amended to reflect such extension of credit); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender.

SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any L/C Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or participation in such L/C Disbursement under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount shall have been received by such Lender.

SECTION 9.10. Entire Agreement. This Agreement, the Fee Letter and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Indemnitees, the Arrangers, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15. Jurisdiction; Consent to Service of Process. (a)  Each of Holdings and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower, Holdings or their respective properties in the courts of any jurisdiction.

(b)   Each of Holdings and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)   Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.16. Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) in connection with the transactions contemplated or permitted hereby, (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided, that the Administrative Agent, Collateral Agent, Issuing Bank or Lender that discloses any Information pursuant to this clause (c) shall provide Borrower and Holdings with prompt notice of such disclosure to the extent permitted by applicable law), (d) to the extent reasonably necessary in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.16 (or as otherwise may be acceptable to Borrower and Holdings), to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Holdings, the Borrower, any Subsidiary or any Affiliate thereof or any of their respective obligations, (f) with the written consent of Holdings or the Borrower or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16. For the purposes of this Section, “Information” shall mean all information received from the Borrower or Holdings and related to the Borrower or Holdings or their business, other than any such information that is publicly available to the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender, other than by reason of disclosure by Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender. Any person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord its own confidential information.

SECTION 9.17. USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Holdings and the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies Holdings and the Borrower, which information includes the name and address of Holdings and the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Holdings and the Borrower in accordance with the USA PATRIOT Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HAWKEYE INTERMEDIATE, LLC,

by
/s/ Bruce Rastetter
Name: Bruce Rastetter
Title: Chief Executive Officer

THL-HAWKEYE ACQUISITION LLC,

by
/s/ Bruce Rastetter
Name: Bruce Rastetter
Title: Chief Executive Officer

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, individually and as Administrative Agent, Collateral Agent, Swingline Lender and Issuing Bank,

by
/s/ James Moran
Name: James Moran
Title: Managing Director

by
/s/ Gregory S. Richards
Name: Gregory S. Richards
Title: Associate

MORGAN STANLEY SENIOR FUNDING, INC., as a Lender,

by
/s/ John McCann
Name: John McCann
Title: Vice President